SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

Hutchison Telecommunications International Limited

(Name of Issuer)

Ordinary Shares, nominal value HK$0.25 each

(Title of Class of Securities)

44841T 10 7

(CUSIP Number)

Edith Shih

Hutchison Whampoa Limited

22nd Floor, Hutchison House

10 Harcourt Road

Hong Kong

(852-2128-1188)

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

June 23, 2005

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), (f) or (g), check the following box  ☐.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Hutchison Whampoa Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 3,345,000,000 8 SHARED VOTING POWER - 0 – 9 SOLE DISPOSITIVE POWER 3,345,000,000 10 SHARED DISPOSITIVE POWER - 0 –

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,345,000,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 74.3%(1)
14	TYPE OF REPORTING PERSON HC, CO

(1)	Based on 4,500,000,000 ordinary shares of the Issuer issued and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Hutchison Telecommunications Investment Holdings Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 3,345,000,000 8 SHARED VOTING POWER - 0 – 9 SOLE DISPOSITIVE POWER 3,345,000,000 10 SHARED DISPOSITIVE POWER - 0 –

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,345,000,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 74.3%(1)
14	TYPE OF REPORTING PERSON CO

(1)	Based on 4,500,000,000 ordinary shares of the Issuer issued and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON New Brilliant Holdings Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 187,966,653 8 SHARED VOTING POWER - 0 – 9 SOLE DISPOSITIVE POWER 187,966,653 10 SHARED DISPOSITIVE POWER - 0 –

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 187,966,653
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.2%(1)
14	TYPE OF REPORTING PERSON CO

(1)	Based on 4,500,000,000 ordinary shares of the Issuer issued and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Cheung Kong (Holdings) Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

28,402,698 Ordinary Shares of the Issuer (excludes beneficial ownership of 3,345,000,000 Ordinary Shares which are disclaimed (see 11 below))

  8    SHARED VOTING POWER

- 0 –

  9    SOLE DISPOSITIVE POWER

28,402,698 Ordinary Shares of the Issuer (excludes beneficial ownership of 3,345,000,000 Ordinary Shares which are disclaimed (see 11 below))

10    SHARED DISPOSITIVE POWER

- 0 –

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

28,402,698 Ordinary Shares of the Issuer

Cheung Kong (Holdings) Limited expressly disclaims beneficial ownership of the 3,345,000,000 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and New Brilliant Holdings Limited

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.6%(1)

Cheung Kong (Holdings) Limited expressly disclaims ownership of the 74.3% interest represented by the 3,345,000,000 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and New Brilliant Holdings Limited

14	TYPE OF REPORTING PERSON HC, CO

(1)	Based on 4,500,000,000 ordinary shares of the Issuer issued and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Continental Realty Ltd. – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

6,203,546 Ordinary Shares of the Issuer (excludes beneficial ownership of 3,345,000,000 Ordinary Shares which are disclaimed (see 11 below))

  8    SHARED VOTING POWER

- 0 –

  9    SOLE DISPOSITIVE POWER

6,203,546 Ordinary Shares of the Issuer (excludes beneficial ownership of 3,345,000,000 Ordinary Shares which are disclaimed (see 11 below))

10    SHARED DISPOSITIVE POWER

- 0 –

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,203,546 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 3,345,000,000 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and New Brilliant Holdings Limited

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.1%(1)

The Reporting Person expressly disclaims ownership of the 74.3% interest represented by the 3,345,000,000 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and New Brilliant Holdings Limited

14	TYPE OF REPORTING PERSON CO

(1)	Based on 4,500,000,000 ordinary shares of the Issuer issued and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Kam Chin Investment S.A. – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Panama

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

1,443,083 Ordinary Shares of the Issuer (excludes beneficial ownership of 3,345,000,000 Ordinary Shares which are disclaimed (see 11 below))

  8    SHARED VOTING POWER

- 0 –

  9    SOLE DISPOSITIVE POWER

1,443,083 Ordinary Shares of the Issuer (excludes beneficial ownership of 3,345,000,000 Ordinary Shares which are disclaimed (see 11 below))

10    SHARED DISPOSITIVE POWER

- 0 –

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,443,083 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 3,345,000,000 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and New Brilliant Holdings Limited

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

less than 0.1%(1)

The Reporting Person expressly disclaims ownership of the 74.3% interest represented by the 3,345,000,000 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and New Brilliant Holdings Limited

14	TYPE OF REPORTING PERSON CO

(1)	Based on 4,500,000,000 ordinary shares of the Issuer issued and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Shining Heights Profits Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

29,333 Ordinary Shares of the Issuer (excludes beneficial ownership of 3,345,000,000 Ordinary Shares which are disclaimed (see 11 below))

  8    SHARED VOTING POWER

- 0 –

  9    SOLE DISPOSITIVE POWER

29,333 Ordinary Shares of the Issuer (excludes beneficial ownership of 3,345,000,000 Ordinary Shares which are disclaimed (see 11 below))

10    SHARED DISPOSITIVE POWER

- 0 –

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

29,333 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 3,345,000,000 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and New Brilliant Holdings Limited

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

less than 0.1%(1)

The Reporting Person expressly disclaims ownership of the 74.3% interest represented by the 3,345,000,000 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and New Brilliant Holdings Limited

14	TYPE OF REPORTING PERSON CO

(1)	Based on 4,500,000,000 ordinary shares of the Issuer issued and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON White Rain Enterprises Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

559,020 Ordinary Shares of the Issuer (excludes beneficial ownership of 3,345,000,000 Ordinary Shares which are disclaimed (see 11 below))

  8    SHARED VOTING POWER

- 0 –

  9    SOLE DISPOSITIVE POWER

559,020 Ordinary Shares of the Issuer (excludes beneficial ownership of 3,345,000,000 Ordinary Shares which are disclaimed (see 11 below))

10    SHARED DISPOSITIVE POWER

- 0 –

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

559,020 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 3,345,000,000 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and New Brilliant Holdings Limited

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

less than 0.1%(1)

The Reporting Person expressly disclaims ownership of the 74.3% interest represented by the 3,345,000,000 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and New Brilliant Holdings Limited

14	TYPE OF REPORTING PERSON CO

(1)	Based on 4,500,000,000 ordinary shares of the Issuer issued and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Polycourt Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

3,107,542 Ordinary Shares of the Issuer (excludes beneficial ownership of 3,345,000,000 Ordinary Shares which are disclaimed (see 11 below))

  8    SHARED VOTING POWER

- 0 –

  9    SOLE DISPOSITIVE POWER

3,107,542 Ordinary Shares of the Issuer (excludes beneficial ownership of 3,345,000,000 Ordinary Shares which are disclaimed (see 11 below))

10    SHARED DISPOSITIVE POWER

- 0 –

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,107,542 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 3,345,000,000 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and New Brilliant Holdings Limited

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.1%(1)

The Reporting Person expressly disclaims ownership of the 74.3% interest represented by the 3,345,000,000 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and New Brilliant Holdings Limited

14	TYPE OF REPORTING PERSON CO

(1)	Based on 4,500,000,000 ordinary shares of the Issuer issued and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Richland Realty Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

1,003,239 Ordinary Shares of the Issuer (excludes beneficial ownership of 3,345,000,000 Ordinary Shares which are disclaimed (see 11 below))

  8    SHARED VOTING POWER

- 0 –

  9    SOLE DISPOSITIVE POWER

1,003,239 Ordinary Shares of the Issuer (excludes beneficial ownership of 3,345,000,000 Ordinary Shares which are disclaimed (see 11 below))

10    SHARED DISPOSITIVE POWER

- 0 –

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,003,239 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 3,345,000,000 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and New Brilliant Holdings Limited

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

less than 0.1%(1)

The Reporting Person expressly disclaims ownership of the 74.3% interest represented by the 3,345,000,000 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and New Brilliant Holdings Limited

14	TYPE OF REPORTING PERSON CO

(1)	Based on 4,500,000,000 ordinary shares of the Issuer issued and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Top Win Investment Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

1,425,499 Ordinary Shares of the Issuer (excludes beneficial ownership of 3,345,000,000 Ordinary Shares which are disclaimed (see 11 below))

  8    SHARED VOTING POWER

- 0 –

  9    SOLE DISPOSITIVE POWER

1,425,499 Ordinary Shares of the Issuer (excludes beneficial ownership of 3,345,000,000 Ordinary Shares which are disclaimed (see 11 below))

10    SHARED DISPOSITIVE POWER

- 0 –

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,425,499 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 3,345,000,000 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and New Brilliant Holdings Limited

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

less than 0.1%(1)

The Reporting Person expressly disclaims ownership of the 74.3% interest represented by the 3,345,000,000 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and New Brilliant Holdings Limited

14	TYPE OF REPORTING PERSON CO

(1)	Based on 4,500,000,000 ordinary shares of the Issuer issued and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Haldaner Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

144,327 Ordinary Shares of the Issuer (excludes beneficial ownership of 3,345,000,000 Ordinary Shares which are disclaimed (see 11 below))

  8    SHARED VOTING POWER

- 0 –

  9    SOLE DISPOSITIVE POWER

144,327 Ordinary Shares of the Issuer (excludes beneficial ownership of 3,345,000,000 Ordinary Shares which are disclaimed (see 11 below))

10    SHARED DISPOSITIVE POWER

- 0 –

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

144,327 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 3,345,000,000 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and New Brilliant Holdings Limited

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

less than 0.1%(1)

The Reporting Person expressly disclaims ownership of the 74.3% interest represented by the 3,345,000,000 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and New Brilliant Holdings Limited

14	TYPE OF REPORTING PERSON CO

(1)	Based on 4,500,000,000 ordinary shares of the Issuer issued and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Winbo Power Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

3,150,135 Ordinary Shares of the Issuer (excludes beneficial ownership of 3,345,000,000 Ordinary Shares which are disclaimed (see 11 below))

  8    SHARED VOTING POWER

- 0 –

  9    SOLE DISPOSITIVE POWER

3,150,135 Ordinary Shares of the Issuer (excludes beneficial ownership of 3,345,000,000 Ordinary Shares which are disclaimed (see 11 below))

10    SHARED DISPOSITIVE POWER

- 0 –

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,150,135 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 3,345,000,000 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and New Brilliant Holdings Limited

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.1%(1)

The Reporting Person expressly disclaims ownership of the 74.3% interest represented by the 3,345,000,000 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and New Brilliant Holdings Limited

14	TYPE OF REPORTING PERSON CO

(1)	Based on 4,500,000,000 ordinary shares of the Issuer issued and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Good Energy Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

527,545 Ordinary Shares of the Issuer (excludes beneficial ownership of 3,345,000,000 Ordinary Shares which are disclaimed (see 11 below))

  8    SHARED VOTING POWER

- 0 –

  9    SOLE DISPOSITIVE POWER

527,545 Ordinary Shares of the Issuer (excludes beneficial ownership of 3,345,000,000 Ordinary Shares which are disclaimed (see 11 below))

10    SHARED DISPOSITIVE POWER

- 0 –

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

527,545 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 3,345,000,000 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and New Brilliant Holdings Limited

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

less than 0.1%(1)

The Reporting Person expressly disclaims ownership of the 74.3% interest represented by the 3,345,000,000 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and New Brilliant Holdings Limited

14	TYPE OF REPORTING PERSON CO

(1)	Based on 4,500,000,000 ordinary shares of the Issuer issued and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oriental Time Investment Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

1,636,998 Ordinary Shares of the Issuer (excludes beneficial ownership of 3,345,000,000 Ordinary Shares which are disclaimed (see 11 below))

  8    SHARED VOTING POWER

- 0 –

  9    SOLE DISPOSITIVE POWER

1,636,998 Ordinary Shares of the Issuer (excludes beneficial ownership of 3,345,000,000 Ordinary Shares which are disclaimed (see 11 below))

10    SHARED DISPOSITIVE POWER

- 0 –

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,636,998 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 3,345,000,000 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and New Brilliant Holdings Limited

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

less than 0.1%(1)

The Reporting Person expressly disclaims ownership of the 74.3% interest represented by the 3,345,000,000 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and New Brilliant Holdings Limited

14	TYPE OF REPORTING PERSON CO

(1)	Based on 4,500,000,000 ordinary shares of the Issuer issued and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Well Karin Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

3,026,261 Ordinary Shares of the Issuer (excludes beneficial ownership of 3,345,000,000 Ordinary Shares which are disclaimed (see 11 below))

  8    SHARED VOTING POWER

- 0 –

  9    SOLE DISPOSITIVE POWER

3,026,261 Ordinary Shares of the Issuer (excludes beneficial ownership of 3,345,000,000 Ordinary Shares which are disclaimed (see 11 below))

10    SHARED DISPOSITIVE POWER

- 0 –

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,026,261 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 3,345,000,000 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and New Brilliant Holdings Limited

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.1%(1)

The Reporting Person expressly disclaims ownership of the 74.3% interest represented by the 3,345,000,000 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and New Brilliant Holdings Limited

14	TYPE OF REPORTING PERSON CO

(1)	Based on 4,500,000,000 ordinary shares of the Issuer issued and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Fumanda Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

504,680 Ordinary Shares of the Issuer (excludes beneficial ownership of 3,345,000,000 Ordinary Shares which are disclaimed (see 11 below))

  8    SHARED VOTING POWER

- 0 –

  9    SOLE DISPOSITIVE POWER

504,680 Ordinary Shares of the Issuer (excludes beneficial ownership of 3,345,000,000 Ordinary Shares which are disclaimed (see 11 below))

10    SHARED DISPOSITIVE POWER

- 0 –

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

504,680 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 3,345,000,000 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and New Brilliant Holdings Limited

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

less than 0.1%(1)

The Reporting Person expressly disclaims ownership of the 74.3% interest represented by the 3,345,000,000 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and New Brilliant Holdings Limited

14	TYPE OF REPORTING PERSON CO

(1)	Based on 4,500,000,000 ordinary shares of the Issuer issued and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Harvestime Holdings Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

2,200,000 Ordinary Shares of the Issuer (excludes beneficial ownership of 3,345,000,000 Ordinary Shares which are disclaimed (see 11 below))

  8    SHARED VOTING POWER

- 0 –

  9    SOLE DISPOSITIVE POWER

2,200,000 Ordinary Shares of the Issuer (excludes beneficial ownership of 3,345,000,000 Ordinary Shares which are disclaimed (see 11 below))

10    SHARED DISPOSITIVE POWER

- 0 –

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,200,000 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 3,345,000,000 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and New Brilliant Holdings Limited

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

less than 0.1%(1)

The Reporting Person expressly disclaims ownership of the 74.3% interest represented by the 3,345,000,000 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and New Brilliant Holdings Limited

14	TYPE OF REPORTING PERSON CO

(1)	Based on 4,500,000,000 ordinary shares of the Issuer issued and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Harrowgate Investments Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

1,529,982 Ordinary Shares of the Issuer (excludes beneficial ownership of 3,345,000,000 Ordinary Shares which are disclaimed (see 11 below))

  8    SHARED VOTING POWER

- 0 –

  9    SOLE DISPOSITIVE POWER

1,529,982 Ordinary Shares of the Issuer (excludes beneficial ownership of 3,345,000,000 Ordinary Shares which are disclaimed (see 11 below))

10    SHARED DISPOSITIVE POWER

- 0 –

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,529,982 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 3,345,000,000 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and New Brilliant Holdings Limited

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

less than 0.1%(1)

The Reporting Person expressly disclaims ownership of the 74.3% interest represented by the 3,345,000,000 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and New Brilliant Holdings Limited

14	TYPE OF REPORTING PERSON CO

(1)	Based on 4,500,000,000 ordinary shares of the Issuer issued and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Hislop Resources Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

575,916 Ordinary Shares of the Issuer (excludes beneficial ownership of 3,345,000,000 Ordinary Shares which are disclaimed (see 11 below))

  8    SHARED VOTING POWER

- 0 –

  9    SOLE DISPOSITIVE POWER

575,916 Ordinary Shares of the Issuer (excludes beneficial ownership of 3,345,000,000 Ordinary Shares which are disclaimed (see 11 below))

10    SHARED DISPOSITIVE POWER

- 0 –

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

575,916 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 3,345,000,000 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and New Brilliant Holdings Limited

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

less than 0.1%(1)

The Reporting Person expressly disclaims ownership of the 74.3% interest represented by the 3,345,000,000 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and New Brilliant Holdings Limited

14	TYPE OF REPORTING PERSON CO

(1)	Based on 4,500,000,000 ordinary shares of the Issuer issued and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Mirabole Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

661,246 Ordinary Shares of the Issuer (excludes beneficial ownership of 3,345,000,000 Ordinary Shares which are disclaimed (see 11 below))

  8    SHARED VOTING POWER

- 0 –

  9    SOLE DISPOSITIVE POWER

661,246 Ordinary Shares of the Issuer (excludes beneficial ownership of 3,345,000,000 Ordinary Shares which are disclaimed (see 11 below))

10    SHARED DISPOSITIVE POWER

- 0 –

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

661,246 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 3,345,000,000 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and New Brilliant Holdings Limited

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

less than 0.1%(1)

The Reporting Person expressly disclaims ownership of the 74.3% interest represented by the 3,345,000,000 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and New Brilliant Holdings Limited

14	TYPE OF REPORTING PERSON CO

(1)	Based on 4,500,000,000 ordinary shares of the Issuer issued and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Wealth Pleasure Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

405,415 Ordinary Shares of the Issuer (excludes beneficial ownership of 3,345,000,000 Ordinary Shares which are disclaimed (see 11 below))

  8    SHARED VOTING POWER

- 0 –

  9    SOLE DISPOSITIVE POWER

405,415 Ordinary Shares of the Issuer (excludes beneficial ownership of 3,345,000,000 Ordinary Shares which are disclaimed (see 11 below))

10    SHARED DISPOSITIVE POWER

- 0 –

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

405,415 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 3,345,000,000 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and New Brilliant Holdings Limited

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

less than 0.1%(1)

The Reporting Person expressly disclaims ownership of the 74.3% interest represented by the 3,345,000,000 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and New Brilliant Holdings Limited

14	TYPE OF REPORTING PERSON CO

(1)	Based on 4,500,000,000 ordinary shares of the Issuer issued and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Guidefield Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

196,624 Ordinary Shares of the Issuer (excludes beneficial ownership of 3,345,000,000 Ordinary Shares which are disclaimed (see 11 below))

  8    SHARED VOTING POWER

- 0 –

  9    SOLE DISPOSITIVE POWER

196,624 Ordinary Shares of the Issuer (excludes beneficial ownership of 3,345,000,000 Ordinary Shares which are disclaimed (see 11 below))

10    SHARED DISPOSITIVE POWER

- 0 –

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

196,624 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 3,345,000,000 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and New Brilliant Holdings Limited

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

less than 0.1%(1)

The Reporting Person expressly disclaims ownership of the 74.3% interest represented by the 3,345,000,000 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and New Brilliant Holdings Limited

14	TYPE OF REPORTING PERSON CO

(1)	Based on 4,500,000,000 ordinary shares of the Issuer issued and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Hey Darley Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

72,307 Ordinary Shares of the Issuer (excludes beneficial ownership of 3,345,000,000 Ordinary Shares which are disclaimed (see 11 below))

  8    SHARED VOTING POWER

- 0 –

  9    SOLE DISPOSITIVE POWER

72,307 Ordinary Shares of the Issuer (excludes beneficial ownership of 3,345,000,000 Ordinary Shares which are disclaimed (see 11 below))

10    SHARED DISPOSITIVE POWER

- 0 –

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

72,307 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 3,345,000,000 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and New Brilliant Holdings Limited

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

less than 0.1%(1)

The Reporting Person expressly disclaims ownership of the 74.3% interest represented by the 3,345,000,000 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and New Brilliant Holdings Limited

14	TYPE OF REPORTING PERSON CO

(1)	Based on 4,500,000,000 ordinary shares of the Issuer issued and outstanding.

Item 1. Security and Issuer.

This statement on Schedule 13D relates to Ordinary Shares, nominal value HK$0.25 each (“Ordinary Shares”), of Hutchison Telecommunications International Limited, a company incorporated in the Cayman Islands (the “Issuer”). The Issuer’s principal executive office is 20/F, Hutchison Telecom Tower, 99 Cheung Fai Road, Tsing Yi, Hong Kong.

Item 2. Identity and Background.

This statement on Schedule 13D is filed jointly by the companies listed below.

HWL

Hutchison Whampoa Limited (“HWL”) was incorporated in Hong Kong. The principal business of HWL is that of a holding company with diversified interests and activities in the following core businesses: ports and related services, telecommunications, property and hotels, retail and manufacturing, and energy, infrastructure, finance and investments. The principal business address of HWL is 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong.

The name, business address, citizenship and present principal occupation or employment of each executive officer and director of HWL and the name, principal business and address of any corporation or other organization in which such employment is conducted are set forth on Schedule I hereto and are incorporated herein by reference.

During the past five years, neither HWL nor, to the best knowledge of HWL, any of its executive officers and directors has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

HTIHL

Hutchison Telecommunications Investment Holdings Limited (“HTIHL”) was incorporated in the British Virgin Islands. The principal business of HTIHL is that of investment holding. The registered address of HTIHL is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

The name, business address, citizenship and present principal occupation or employment of each executive officer and director of HTIHL and the name, principal business and address of any corporation or other organization in which such employment is conducted are set forth on Schedule II hereto and are incorporated herein by reference.

During the past five years, neither HTIHL nor, to the best knowledge of HTIHL, any of its executive officers and directors has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

NBH

New Brilliant Holdings Limited (“NBH”) was incorporated in the British Virgin Islands. The principal business of NBH is investment holding. The registered address of NBH is Craigmuir Chambers, P.O. Box 71, Road Town Tortola, British Virgin Islands.

The name, business address, citizenship and present principal occupation or employment of each executive officer and director of NBH and the name, principal business and address of any corporation or other organization in which such employment is conducted are set forth on Schedule III hereto, respectively, and are incorporated herein by reference.

During the past five years, neither NBH nor, to the best knowledge of NBH, any of its executive officers or directors has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Cheung Kong

Cheung Kong (Holdings) Limited (“Cheung Kong”) was incorporated in Hong Kong. The principal business of Cheung Kong is investment holding and project management, property development and investment, hotel and serviced suite operation, property and project management and securities investment. The principal business address of Cheung Kong is 7th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong.

Cheung Kong indirectly owns 49.97% of the issued shares of HWL and may, pursuant to Rule 13d-3 (“Rule 13d-3”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), be deemed to control the voting and disposition of the Ordinary Shares beneficially owned by HWL, HTIHL and NBH. However, Cheung Kong disclaims beneficial ownership of the Ordinary Shares beneficially owned by HWL, HTIHL and NBH, and the filing of this statement shall in no way be construed as an admission that Cheung Kong is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of such Ordinary Shares.

The name, business address, citizenship and present principal occupation or employment of each executive officer and director of Cheung Kong and the name, principal business and address of any corporation or other organization in which such employment is conducted are set forth on Schedule IV hereto and are incorporated herein by reference.

During the past five years, neither Cheung Kong nor, to the best knowledge of Cheung Kong, any of its executive officers or directors has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

CRL

Continental Realty Ltd. (“CRL”) was incorporated in Hong Kong. The principal business of CRL is investment holding. The principal business address of CRL is 7th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong.

CRL is one of the wholly-owned subsidiaries of Cheung Kong through which Cheung Kong indirectly owns, in aggregate, 49.97% of the issued shares of HWL. Pursuant to Rule 13d-3, CRL may be deemed to control the voting and disposition of the Ordinary Shares beneficially owned by HWL, HTIHL and NBH. However, CRL disclaims beneficial ownership of the Ordinary Shares beneficially owned by HWL, HTIHL and NBH, and the filing of this statement shall in no way be construed as an admission that CRL is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of such Ordinary Shares.

The name, business address, citizenship and present principal occupation or employment of each executive officer and director of CRL and the name, principal business and address of any corporation or other organization in which such employment is conducted are set forth on Schedule V hereto and are incorporated herein by reference.

During the past five years, neither CRL nor, to the best knowledge of CRL, any of its executive officers or directors has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

KCI

Kam Chin Investment S.A. (“KCI”) was incorporated in Panama. The principal business of KCI is investment holding. The registered address of KCI is Swiss Tower, 16/F, 53rd E Street, Urbanizacion Marbella, P.O. Box 0832-00232, World Trade Center, Panama.

KCI is one of the wholly-owned subsidiaries of Cheung Kong through which Cheung Kong indirectly owns, in aggregate, 49.97% of the issued shares of HWL. Pursuant to Rule 13d-3, KCI may be deemed to control the voting and disposition of the Ordinary Shares beneficially owned by HWL, HTIHL and NBH. However, KCI disclaims beneficial ownership of the Ordinary Shares beneficially owned by HWL, HTIHL and NBH, and the filing of this statement shall in no way be construed as an admission that KCI is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of such Ordinary Shares.

The name, business address, citizenship and present principal occupation or employment of each executive officer and director of KCI and the name, principal business and address of any corporation or other organization in which such employment is conducted are set forth on Schedule VI hereto and are incorporated herein by reference.

During the past five years, neither KCI nor, to the best knowledge of KCI, any of its executive officers or directors has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

SHP

Shining Heights Profits Limited (“SHP”) was incorporated in the British Virgin Islands. The principal business of SHP is investment holding. The registered address of SHP is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

SHP is one of the wholly-owned subsidiaries of Cheung Kong through which Cheung Kong indirectly owns, in aggregate, 49.97% of the issued shares of HWL. Pursuant to Rule 13d-3, SHP may be deemed to control the voting and disposition of the Ordinary Shares beneficially owned by HWL, HTIHL and NBH. However, SHP disclaims beneficial ownership of the Ordinary Shares beneficially owned by HWL, HTIHL and NBH, and the filing of this statement shall in no way be construed as an admission that SHP is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of such Ordinary Shares.

The name, business address, citizenship and present principal occupation or employment of each executive officer and director of SHP and the name, principal business and address of any corporation or other organization in which such employment is conducted are set forth on Schedule VII hereto and are incorporated herein by reference.

During the past five years, neither SHP nor, to the best knowledge of SHP, any of its executive officers or directors has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

WRE

White Rain Enterprises Limited (“WRE”) was incorporated in the British Virgin Islands. The principal business of WRE is investment holding. The registered address of WRE is P.O. Box 3149, Road Town, Pasea Estate, Tortola, British Virgin Islands.

WRE is one of the wholly-owned subsidiaries of Cheung Kong through which Cheung Kong indirectly owns, in aggregate, 49.97% of the issued shares of HWL. Pursuant to Rule 13d-3, WRE may be deemed to control the voting and disposition of the Ordinary Shares beneficially owned by HWL, HTIHL and NBH. However, WRE disclaims beneficial ownership of the Ordinary Shares beneficially owned by HWL, HTIHL and NBH, and the filing of this statement shall in no way be construed as an admission that WRE is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of such Ordinary Shares.

The name, business address, citizenship and present principal occupation or employment of each executive officer and director of WRE and the name, principal business and address of any corporation or other organization in which such employment is conducted are set forth on Schedule VIII hereto and are incorporated herein by reference.

During the past five years, neither WRE nor, to the best knowledge of WRE, any of its executive officers or directors has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

PL

Polycourt Limited (“PL”) was incorporated in Hong Kong. The principal business of PL is investment holding. The principal business address of PL is 7th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong.

PL is one of the wholly-owned subsidiaries of Cheung Kong through which Cheung Kong indirectly owns, in aggregate, 49.97% of the issued shares of HWL. Pursuant to Rule 13d-3, PL may be deemed to control the voting and disposition of the Ordinary Shares beneficially owned by HWL, HTIHL and NBH. However, PL disclaims beneficial ownership of the Ordinary Shares beneficially owned by HWL, HTIHL and NBH, and the filing of this statement shall in no way be construed as an admission that PL is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of such Ordinary Shares.

The name, business address, citizenship and present principal occupation or employment of each executive officer and director of PL and the name, principal business and address of any corporation or other organization in which such employment is conducted are set forth on Schedule IX hereto and are incorporated herein by reference.

During the past five years, neither PL nor, to the best knowledge of PL, any of its executive officers or directors has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

RRL

Richland Realty Limited (“RRL”) was incorporated in Hong Kong. The principal business of RRL is investment holding. The principal business address of RRL is 7th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong.

RRL is one of the wholly-owned subsidiaries of Cheung Kong through which Cheung Kong indirectly owns, in aggregate, 49.97% of the issued shares of HWL. Pursuant to Rule 13d-3, RRL may be deemed to control the voting and disposition of the Ordinary Shares beneficially owned by HWL, HTIHL and NBH. However, RRL disclaims beneficial ownership of the Ordinary Shares beneficially owned by HWL, HTIHL and NBH, and the filing of this statement shall in no way be construed as an admission that RRL is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of such Ordinary Shares.

The name, business address, citizenship and present principal occupation or employment of each executive officer and director of RRL and the name, principal business and address of any corporation or other organization in which such employment is conducted are set forth on Schedule X hereto and are incorporated herein by reference.

During the past five years, neither RRL nor, to the best knowledge of RRL, any of its executive officers or directors has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

TWI

Top Win Investment Limited (“TWI”) was incorporated in Hong Kong. The principal business of TWI is investment holding. The principal business address of TWI is 7th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong.

TWI is one of the wholly-owned subsidiaries of Cheung Kong through which Cheung Kong indirectly owns, in aggregate, 49.97% of the issued shares of HWL. Pursuant to Rule 13d-3, TWI may be deemed to control the voting and disposition of the Ordinary Shares beneficially owned by HWL, HTIHL and NBH. However, TWI disclaims beneficial ownership of the Ordinary Shares beneficially owned by HWL, HTIHL and NBH, and the filing of this statement shall in no way be construed as an admission that TWI is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of such Ordinary Shares.

The name, business address, citizenship and present principal occupation or employment of each executive officer and director of TWI and the name, principal business and address of any corporation or other organization in which such employment is conducted are set forth on Schedule XI hereto and are incorporated herein by reference.

During the past five years, neither TWI nor, to the best knowledge of TWI, any of its executive officers or directors has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

HL

Haldaner Limited (“HL”) was incorporated in Hong Kong. The principal business of HL is investment holding. The principal business address of HL is 7th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong.

HL is one of the wholly-owned subsidiaries of Cheung Kong through which Cheung Kong indirectly owns, in aggregate, 49.97% of the issued shares of HWL. Pursuant to Rule 13d-3, HL may be deemed to control the voting and disposition of the Ordinary Shares beneficially owned by HWL, HTIHL and NBH. However, HL disclaims beneficial ownership of the Ordinary Shares beneficially owned by HWL, HTIHL and NBH, and the filing of this statement shall in no way be construed as an admission that HL is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of such Ordinary Shares.

The name, business address, citizenship and present principal occupation or employment of each executive officer and director of HL and the name, principal business and address of any corporation or other organization in which such employment is conducted are set forth on Schedule XII hereto and are incorporated herein by reference.

During the past five years, neither HL nor, to the best knowledge of HL, any of its executive officers or directors has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

WPL

Winbo Power Limited (“WPL”) was incorporated in Hong Kong. The principal business of WPL is investment holding. The principal business address of WPL is 7th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong.

WPL is one of the wholly-owned subsidiaries of Cheung Kong through which Cheung Kong indirectly owns, in aggregate, 49.97% of the issued shares of HWL. Pursuant to Rule 13d-3, WPL may be deemed to control the voting and disposition of the Ordinary Shares beneficially owned by HWL, HTIHL and NBH. However, WPL disclaims beneficial ownership of the Ordinary Shares beneficially owned by HWL, HTIHL and NBH, and the filing of this statement shall in no way be construed as an admission that WPL is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of such Ordinary Shares.

The name, business address, citizenship and present principal occupation or employment of each executive officer and director of WPL and the name, principal business and address of any corporation or other organization in which such employment is conducted are set forth on Schedule XIII hereto and are incorporated herein by reference.

During the past five years, neither WPL nor, to the best knowledge of WPL, any of its executive officers or directors has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

GEL

Good Energy Limited (“GEL”) was incorporated in Hong Kong. The principal business of GEL is investment holding. The principal business address of GEL is 7th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong.

GEL is one of the wholly-owned subsidiaries of Cheung Kong through which Cheung Kong indirectly owns, in aggregate, 49.97% of the issued shares of HWL. Pursuant to Rule 13d-3, GEL may be deemed to control the voting and disposition of the Ordinary Shares beneficially owned by HWL, HTIHL and NBH. However, GEL disclaims beneficial ownership of the Ordinary Shares beneficially owned by HWL, HTIHL and NBH, and the filing of this statement shall in no way be construed as an admission that GEL is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of such Ordinary Shares.

The name, business address, citizenship and present principal occupation or employment of each executive officer and director of GEL and the name, principal business and address of any corporation or other organization in which such employment is conducted are set forth on Schedule XIV hereto and are incorporated herein by reference.

During the past five years, neither GEL nor, to the best knowledge of GEL, any of its executive officers or directors has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

OTI

Oriental Time Investment Limited (“OTI”) was incorporated in Hong Kong. The principal business of OTI is investment holding. The principal business address of OTI is 7th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong.

OTI is one of the wholly-owned subsidiaries of Cheung Kong through which Cheung Kong indirectly owns, in aggregate, 49.97% of the issued shares of HWL. Pursuant to Rule 13d-3, OTI may be deemed to control the voting and disposition of the Ordinary Shares beneficially owned by HWL, HTIHL and NBH. However, OTI disclaims beneficial ownership of the Ordinary Shares beneficially owned by HWL, HTIHL and NBH, and the filing of this statement shall in no way be construed as an admission that OTI is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of such Ordinary Shares.

The name, business address, citizenship and present principal occupation or employment of each executive officer and director of OTI and the name, principal business and address of any corporation or other organization in which such employment is conducted are set forth on Schedule XV hereto and are incorporated herein by reference.

During the past five years, neither OTI nor, to the best knowledge of OTI, any of its executive officers or directors has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

WKL

Well Karin Limited (“WKL”) was incorporated in Hong Kong. The principal business of WKL is investment holding. The principal business address of WKL is 7th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong.

WKL is one of the wholly-owned subsidiaries of Cheung Kong through which Cheung Kong indirectly owns, in aggregate, 49.97% of the issued shares of HWL. Pursuant to Rule 13d-3, WKL may be deemed to control the voting and disposition of the Ordinary Shares beneficially owned by HWL, HTIHL and NBH. However, WKL disclaims beneficial ownership of the Ordinary Shares beneficially owned by HWL, HTIHL and NBH, and the filing of this statement shall in no way be construed as an admission that WKL is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of such Ordinary Shares.

The name, business address, citizenship and present principal occupation or employment of each executive officer and director of WKL and the name, principal business and address of any corporation or other organization in which such employment is conducted are set forth on Schedule XVI hereto and are incorporated herein by reference.

During the past five years, neither WKL nor, to the best knowledge of WKL, any of its executive officers or directors has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

FL

Fumanda Limited (“FL”) was incorporated in Hong Kong. The principal business of FL is investment holding. The principal business address of FL is 7th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong.

FL is one of the wholly-owned subsidiaries of Cheung Kong through which Cheung Kong indirectly owns, in aggregate, 49.97% of the issued shares of HWL. Pursuant to Rule 13d-3, FL may be deemed to control the voting and disposition of the Ordinary Shares beneficially owned by HWL, HTIHL and NBH. However, FL disclaims beneficial ownership of the Ordinary Shares beneficially owned by HWL, HTIHL and NBH, and the filing of this statement shall in no way be construed as an admission that FL is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of such Ordinary Shares.

The name, business address, citizenship and present principal occupation or employment of each executive officer and director of FL and the name, principal business and address of any corporation or other organization in which such employment is conducted are set forth on Schedule XVII hereto and are incorporated herein by reference.

During the past five years, neither FL nor, to the best knowledge of FL, any of its executive officers or directors has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

HHL

Harvestime Holdings Limited (“HHL”) was incorporated in the British Virgin Islands. The principal business of HHL is investment holding. The registered address of HHL is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

HHL is one of the wholly-owned subsidiaries of Cheung Kong through which Cheung Kong indirectly owns, in aggregate, 49.97% of the issued shares of HWL. Pursuant to Rule 13d-3, HHL may be deemed to control the voting and disposition of the Ordinary Shares beneficially owned by HWL, HTIHL and NBH. However, HHL disclaims beneficial ownership of the Ordinary Shares beneficially owned by HWL, HTIHL and NBH, and the filing of this statement shall in no way be construed as an admission that HHL is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of such Ordinary Shares.

The name, business address, citizenship and present principal occupation or employment of each executive officer and director of HHL and the name, principal business and address of any corporation or other organization in which such employment is conducted are set forth on Schedule XVIII hereto and are incorporated herein by reference.

During the past five years, neither HHL nor, to the best knowledge of HHL, any of its executive officers or directors has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

HIL

Harrowgate Investments Limited (“HIL”) was incorporated in the British Virgin Islands. The principal business of HIL is investment holding. The registered address of HIL is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

HIL is one of the wholly-owned subsidiaries of Cheung Kong through which Cheung Kong indirectly owns, in aggregate, 49.97% of the issued shares of HWL. Pursuant to Rule 13d-3, HIL may be deemed to control the voting and disposition of the Ordinary Shares beneficially owned by HWL, HTIHL and NBH. However, HIL disclaims beneficial ownership of the Ordinary Shares beneficially owned by HWL, HTIHL and NBH, and the filing of this statement shall in no way be construed as an admission that HIL is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of such Ordinary Shares.

The name, business address, citizenship and present principal occupation or employment of each executive officer and director of HIL and the name, principal business and address of any corporation or other organization in which such employment is conducted are set forth on Schedule XIX hereto and are incorporated herein by reference.

During the past five years, neither HIL nor, to the best knowledge of HIL, any of its executive officers or directors has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

HRL

Hislop Resources Limited (“HRL”) was incorporated in the British Virgin Islands. The principal business of HRL is investment holding. The registered address of HRL is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

HRL is one of the wholly-owned subsidiaries of Cheung Kong through which Cheung Kong indirectly owns, in aggregate, 49.97% of the issued shares of HWL. Pursuant to Rule 13d-3, HRL may be deemed to control the voting and disposition of the Ordinary Shares beneficially owned by HWL, HTIHL and NBH. However, HRL disclaims beneficial ownership of the Ordinary Shares beneficially owned by HWL, HTIHL and NBH, and the filing of this statement shall in no way be construed as an admission that HRL is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of such Ordinary Shares.

The name, business address, citizenship and present principal occupation or employment of each executive officer and director of HRL and the name, principal business and address of any corporation or other organization in which such employment is conducted are set forth on Schedule XX hereto and are incorporated herein by reference.

During the past five years, neither HRL nor, to the best knowledge of HRL, any of its executive officers or directors has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ML

Mirabole Limited (“ML”) was incorporated in Hong Kong. The principal business of ML is investment holding. The principal business address of ML is 7th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong.

ML is one of the wholly-owned subsidiaries of Cheung Kong through which Cheung Kong indirectly owns, in aggregate, 49.97% of the issued shares of HWL. Pursuant to Rule 13d-3, ML may be deemed to control the voting and disposition of the Ordinary Shares beneficially owned by HWL, HTIHL and NBH. However, ML disclaims beneficial ownership of the Ordinary Shares beneficially owned by HWL, HTIHL and NBH, and the filing of this statement shall in no way be construed as an admission that ML is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of such Ordinary Shares.

The name, business address, citizenship and present principal occupation or employment of each executive officer and director of ML and the name, principal business and address of any corporation or other organization in which such employment is conducted are set forth on Schedule XXI hereto and are incorporated herein by reference.

During the past five years, neither ML nor, to the best knowledge of ML, any of its executive officers or directors has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

WP

Wealth Pleasure Limited (“WP”) was incorporated in Hong Kong. The principal business of WP is investment holding. The principal business address of WP is 7th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong.

WP is one of the wholly-owned subsidiaries of Cheung Kong through which Cheung Kong indirectly owns, in aggregate, 49.97% of the issued shares of HWL. Pursuant to Rule 13d-3, WP may be deemed to control the voting and disposition of the Ordinary Shares beneficially owned by HWL, HTIHL and NBH. However, WP disclaims beneficial ownership of the Ordinary Shares beneficially owned by HWL, HTIHL and NBH, and the filing of this statement shall in no way be construed as an admission that WP is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of such Ordinary Shares.

The name, business address, citizenship and present principal occupation or employment of each executive officer and director of WP and the name, principal business and address of any corporation or other organization in which such employment is conducted are set forth on Schedule XXII hereto and are incorporated herein by reference.

During the past five years, neither WP nor, to the best knowledge of WP, any of its executive officers or directors has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

GL

Guidefield Limited (“GL”) was incorporated in Hong Kong. The principal business of GL is investment holding. The principal business address of GL is 7th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong.

GL is one of the wholly-owned subsidiaries of Cheung Kong through which Cheung Kong indirectly owns, in aggregate, 49.97% of the issued shares of HWL. Pursuant to Rule 13d-3, GL may be deemed to control the voting and disposition of the Ordinary Shares beneficially owned by HWL, HTIHL and NBH. However, GL disclaims beneficial ownership of the Ordinary Shares beneficially owned by HWL, HTIHL and NBH, and the filing of this statement shall in no way be construed as an admission that GL is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of such Ordinary Shares.

The name, business address, citizenship and present principal occupation or employment of each executive officer and director of GL and the name, principal business and address of any corporation or other organization in which such employment is conducted are set forth on Schedule XXIII hereto and are incorporated herein by reference.

During the past five years, neither GL nor, to the best knowledge of GL, any of its executive officers or directors has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

HDL

Hey Darley Limited (“HDL”) was incorporated in Hong Kong. The principal business of HDL is investment holding. The principal business address of HDL is 7th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong.

HDL is one of the wholly-owned subsidiaries of Cheung Kong through which Cheung Kong indirectly owns, in aggregate, 49.97% of the issued shares of HWL. Pursuant to Rule 13d-3, HDL may be deemed to control the voting and disposition of the Ordinary Shares beneficially owned by HWL, HTIHL and NBH. However, HDL disclaims beneficial ownership of the Ordinary Shares beneficially owned by HWL, HTIHL and NBH, and the filing of this statement shall in no way be construed as an admission that HDL is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of such Ordinary Shares.

The name, business address, citizenship and present principal occupation or employment of each executive officer and director of HDL and the name, principal business and address of any corporation or other organization in which such employment is conducted are set forth on Schedule XXIV hereto and are incorporated herein by reference.

During the past five years, neither HDL nor, to the best knowledge of HDL, any of its executive officers or directors has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3. Source and Amount of Funds or Other Consideration.

The total consideration for 187,966,653 Ordinary Shares was HK$1,298,849,572.23 (US$167,155,653.22, based on the noon buying rate in New York as certified by the Federal Reserve Bank of New York in effect on June 23, 2005, which was HK$7.7703=US$1.00). The source of the consideration was the working capital of HTIHL.

Please refer to Item 4 below for further particulars of the determination of the amount of the consideration.

Item 4. Purpose of Transaction.

On May 27, 2004, HWL entered into an agreement (the “Agreement”) with NTT DoCoMo, Inc. (“DoCoMo”) for the acquisition by the HWL group of DoCoMo’s 20% interest in Hutchison 3G UK Holdings Limited (“3G UK”), which is the holding company for the

HWL group’s 3G operations in the United Kingdom. The consideration payable for the 3G UK interest was payable in three tranches. The first tranche, of £80 million, was payable prior to or on the date on which the Issuer’s Ordinary Shares begin trading on the Hong Kong Stock Exchange, and two further tranches of £20 million each were payable, subject to acceleration in certain circumstances, on January 31, 2006 and December 15, 2006, respectively. Under the Agreement, DoCoMo agreed, at HWL’s option, to apply up to the full amount of the first tranche (i.e., £80 million) of the consideration in the purchase of the Issuer’s Ordinary Shares at the Issuer’s initial public offering price (the “HWL Option”). HWL subsequently exercised the HWL Option, which resulted in DoCoMo acquiring 187,966,653 Ordinary Shares on the date on which the Ordinary Shares began trading on the Hong Kong Stock Exchange.

Also under the Agreement, DoCoMo was granted the option to require HWL to purchase or procure purchasers for the Ordinary Shares acquired by DoCoMo pursuant to the HWL Option (the “DoCoMo Option”). The price payable for the Ordinary Shares was set at 95% of the trading volume-weighted monthly average price of the Ordinary Shares on the Hong Kong Stock Exchange over a period of five trading days prior to the relevant date. The DoCoMo Option was exercisable not less than 30 days before the scheduled completion date on February 15, 2007, or an earlier accelerated completion date, for the purchase by the HWL group of DoCoMo’s interest in 3G UK.

On May 9, 2005, HWL exercised its right under the Agreement to accelerate the completion date for its purchase of DoCoMo’s interest in 3G UK. Subsequently, on May 23, 2005, DoCoMo notified HWL that it was exercising the DoCoMo Option. It was determined that the applicable trading volume-weighted monthly average price of the Ordinary Shares was HK$6.91 per share, resulting in an aggregate purchase price of HK$1,298,849,572.23 (US$167,155,653.22) for the 187,966,653 Ordinary Shares held by DoCoMo. The parties agreed that the purchase would be effected through the purchase by HTIHL of all of the outstanding shares of NBH, the entity through which DoCoMo held 187,966,653 Ordinary Shares. The transfer of NBH to HTIHL was completed on June 23, 2005.

The purpose of entering into the Agreement was to provide HWL with an opportunity to increase its interest in 3G UK. The HWL Option and DoCoMo Option were granted under the Agreement to create an opportunity for HWL to retain DoCoMo as a partner in the ownership of the Issuer while providing DoCoMo with an opportunity to exit its minority interest in the Issuer at an appropriate time.

Except as described above, none of the Reporting Persons, nor, to the best of their knowledge, any of their respective directors or executive officers, has any present plans or proposals which relate to or would result in any of the actions described in subsections (a) through (j) of Item 4 of the Schedule 13D rules.

Item 5. Interest in Securities of the Issuer.

(a)-(b)

(i)	HWL: Through its indirect ownership of 100% of the issued shares of HTIHL, HWL beneficially owns 3,345,000,000 Ordinary Shares of the Issuer, representing 74.3% of the issued Ordinary Shares. HWL has sole power to vote and dispose of all of these Ordinary Shares.

(ii)	HTIHL: Through its direct ownership of 3,157,033,347 Ordinary Shares of the Issuer and direct ownership of 100% of the issued shares of NBH, HTIHL beneficially owns 3,345,000,000 Ordinary Shares of the Issuer, representing 74.3% of the issued Ordinary Shares. HTIHL has sole power to vote and dispose of all of these Ordinary Shares.

(iii)	NBH: Directly owns 187,966,653 Ordinary Shares of the Issuer, representing 4.2% of the issued Ordinary Shares. NBH has sole power to vote and dispose of all of these Ordinary Shares.

(iv)	CKH: Through its direct or indirect ownership of 100% of the issued shares of each of the Reporting Persons set forth in (v) – (xxiv) below (the “CKH Subsidiaries”), CKH beneficially owns in aggregate 28,402,698 Ordinary Shares of the Issuer, representing 0.6% of the issued Ordinary Shares. CKH has sole power to vote and dispose of all of these Ordinary Shares.

In addition, each of the CKH Subsidiaries holds a direct interest in HWL which in aggregate equals approximately 49.97% of the issued shares of HWL. Through its ownership of the CKH Subsidiaries and resulting indirect ownership of approximately 49.97% of the issued shares of HWL, CKH and each of the CKH Subsidiaries may, pursuant to Rule 13d-3 under the Act, be deemed to control the voting and disposition of the 3,345,000,000 Ordinary Shares of the Issuer beneficially owned by HWL and HTIHL (the “Disclaimed Shares”), representing 74.3% of the issued Ordinary Shares. However, pursuant to Rule 13d-4 under the Act, CKH and each of the CKH Subsidiaries expressly disclaims beneficial ownership of the Disclaimed Shares, and the filing of this Schedule shall in no way be construed as an admission that CKH or any CKH Subsidiary is, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of the Disclaimed Shares.

(v)	CRL: Directly owns 6,203,546 Ordinary Shares of the Issuer, representing 0.1% of the issued Ordinary Shares. CRL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed (see Item 4(a)(iv)).

(vi)	KCI: Directly owns 1,443,083 Ordinary Shares of the Issuer, representing less than 0.1% of the issued Ordinary Shares. KCI has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed (see Item 4(a)(iv)).

(vii)	SHP: Directly owns 29,333 Ordinary Shares of the Issuer, representing less than 0.1% of the issued Ordinary Shares. SHP has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed (see Item 4(a)(iv)).

(viii)	WRE: Directly owns 559,020 Ordinary Shares of the Issuer, representing less than 0.1% of the issued Ordinary Shares. WRE has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed (see Item 4(a)(iv)).

(ix)	PL: Directly owns 3,107,542 Ordinary Shares of the Issuer, representing 0.1% of the issued Ordinary Shares. PL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed (see Item 4(a)(iv)).

(x)	RRL: Directly owns 1,003,239 Ordinary Shares of the Issuer, representing less than 0.1% of the issued Ordinary Shares. RRL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed (see Item 4(a)(iv)).

(xi)	TWI: Directly owns 1,425,499 Ordinary Shares of the Issuer, representing less than 0.1% of the issued Ordinary Shares. TWI has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed (see Item 4(a)(iv)).

(xii)	HL: Directly owns 144,327 Ordinary Shares of the Issuer, representing less than 0.1% of the issued Ordinary Shares. HL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed (see Item 4(a)(iv)).

(xiii)	WPL: Directly owns 3,150,135 Ordinary Shares of the Issuer, representing 0.1% of the issued Ordinary Shares. WPL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed (see Item 4(a)(iv)).

(xiv)	GEL: Directly owns 527,545 Ordinary Shares of the Issuer, representing less than 0.1% of the issued Ordinary Shares. GEL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed (see Item 4(a)(iv)).

(xv)	OTI: Directly owns 1,636,998 Ordinary Shares of the Issuer, representing less than 0.1% of the issued Ordinary Shares. OTI has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed (see Item 4(a)(iv)).

(xvi)	WKL: Directly owns 3,026,261 Ordinary Shares of the Issuer, representing 0.1% of the issued Ordinary Shares. WKL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed (see Item 4(a)(iv)).

(xvii)	FL: Directly owns 504,680 Ordinary Shares of the Issuer, representing less than 0.1% of the issued Ordinary Shares. FL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed (see Item 4(a)(iv)).

(xviii)	HHL: Directly owns 2,200,000 Ordinary Shares of the Issuer, representing less than 0.1% of the issued Ordinary Shares. HHL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed (see Item 4(a)(iv)).

(xix)	HIL: Directly owns 1,529,982 Ordinary Shares of the Issuer, representing less than 0.1% of the issued Ordinary Shares. HIL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed (see Item 4(a)(iv)).

(xx)	HRL: Directly owns 575,916 Ordinary Shares of the Issuer, representing less than 0.1% of the issued Ordinary Shares. HRL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed (see Item 4(a)(iv)).

(xxi)	ML: Directly owns 661,246 Ordinary Shares of the Issuer, representing less than 0.1% of the issued Ordinary Shares. ML has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed (see Item 4(a)(iv)).

(xxii)	WP: Directly owns 405,415 Ordinary Shares of the Issuer, representing less than 0.1% of the issued Ordinary Shares. WP has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed (see Item 4(a)(iv)).

(xxiii)	GL: Directly owns 196,624 Ordinary Shares of the Issuer, representing less than 0.1% of the issued Ordinary Shares. GL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed (see Item 4(a)(iv)).

(xxiv)	HDL: Directly owns 72,307 Ordinary Shares of the Issuer, representing less than 0.1% of the issued Ordinary Shares. HDL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed (see Item 4(a)(iv)).

(xxv)	LI Ka-shing: Mr. Li, a director of HWL and CKH, indirectly owns 245,546 Ordinary Shares of the Issuer, representing less than 0.1% of the issued Ordinary Shares of the Issuer, through companies wholly owned by Mr. Li. Mr. Li has sole power to vote and dispose of all of these Ordinary Shares.

(xxvi)	LI Tzar Kuoi, Victor: Mr. Victor Li, a director of HWL, CKH, CRL, KCI, SHP, WRE, PL, RRL, TWI, HL, WPL, GEL, OTI, WKL, FL, HHL, HIL, HRL, ML, WP, GL and HDL, indirectly owns 14,489 Ordinary Shares of the Issuer, representing less than 0.1% of the issued Ordinary Shares of the Issuer, through companies wholly owned by Mr. Victor Li. Mr. Victor Li has sole power to vote and dispose of all of these Ordinary Shares.

(xxvii)	FOK Kin-ning, Canning: Mr. Fok, a director of HWL, CKH and the Issuer, indirectly owns 250,000 Ordinary Shares of the Issuer, representing less than 0.1% of the issued Ordinary Shares, through a company equally owned by Mr. Fok and his spouse. Mr. Fok and his spouse have sole power to vote and dispose of all of these Ordinary Shares.

(xxviii)	CHOW WOO Mo Fong, Susan: Mrs. Chow, a director of HWL, HTIHL, NBH and the Issuer, directly owns 250,000 Ordinary Shares of the Issuer, representing less than 0.1% of the issued Ordinary Shares. Mrs. Chow has sole power to vote and dispose of all of these Ordinary Shares.

(xxix)	Frank John SIXT: Mr. Sixt, a director of HWL, CKH, HTIHL, NBH and the Issuer, directly owns 255,000 Ordinary Shares of the Issuer in the form of 17,000 American Depositary Shares, representing less than 0.1% of the issued Ordinary Shares. Mr. Sixt has sole power to vote and dispose of all of these Ordinary Shares.

(xxx)	George Colin MAGNUS: Mr. Magnus, a director of HWL, CKH, CRL, KCI, SHP, WRE, PL, RRL, TWI, HL, WPL, GEL, OTI, WKL, FL, HHL, HIL, HRL, ML, WP, GL and HDL, directly owns 13,333 Ordinary Shares of the Issuer (of which 13,201 Ordinary Shares are held by Mr. Magnus and 132 Ordinary Shares are held by his spouse), representing less than 0.1% of the issued Ordinary Shares of the Issuer. Mr. Magnus and his spouse have sole power to vote and dispose of all of these Ordinary Shares.

Except as described in this Item 5, none of the Reporting Persons nor, to the best knowledge of the Reporting Persons, any of their respective executive officers or directors, (i) beneficially owns any Ordinary Shares or American Depositary Shares of the Issuer as of the date hereof or (ii) has any right as of the date hereof to acquire, directly or indirectly, any beneficial ownership of Ordinary Shares or American Depositary Shares of the Issuer.

(c) None of the Reporting Persons nor, to their best knowledge, none of their respective executive officers or directors, has effected any transaction in Ordinary Shares or American Depositary Shares of the Issuer during the past 60 days.

(d) Not applicable.

(e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

The Agreement is described in Item 4. A copy of the Agreement is filed as Exhibit 1 to this Schedule 13D.

Item 7. Material to be Filed as Exhibits.

The documents which have been filed as Exhibits are listed in the Exhibit Index herein.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: June 30, 2005

HUTCHISON WHAMPOA LIMITED

HUTCHISON TELECOMMUNICATIONS INVESTMENT

    HOLDINGS LIMITED

NEW BRILLIANT HOLDINGS LIMITED

By:	/s/ Susan Chow
Name:	Susan Chow
Title:	Director

CHEUNG KONG (HOLDINGS) LIMITED
CONTINENTAL REALTY LTD
KAM CHIN INVESTMENT S.A.
SHINING HEIGHTS PROFITS LIMITED
WHITE RAIN ENTERPRISES LIMITED
POLYCOURT LIMITED
RICHLAND REALTY LIMITED
TOP WIN INVESTMENT LIMITED
HALDANER LIMITED
WINBO POWER LIMITED
GOOD ENERGY LIMITED
ORIENTAL TIME INVESTMENT LIMITED
WELL KARIN LIMITED
FUMANDA LIMITED
HARVESTIME HOLDINGS LIMITED
HARROWGATE INVESTMENTS LIMITED
HISLOP RESOURCES LIMITED
MIRABOLE LIMITED
WEALTH PLEASURE LIMITED
GUIDEFIELD LIMITED
HEY DARLEY LIMITED

By:	/s/ Edmond Ip
Name:	Edmond Ip
Title:	Director

EXHIBIT INDEX

Exhibit No.	Description
A.	Joint Filing Statement

1.	Agreement dated May 27, 2004 between Hutchison Whampoa Limited and NTT DoCoMo, Inc.

SCHEDULE I

Executive Officers and Directors of

Hutchison Whampoa Limited

As of June 23, 2005

Name and Business Address1a	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Ka-shing 7th Floor, Cheung Kong Center 2 Queen’s Road Central Hong Kong	Hong Kong	Chairman, Hutchison Whampoa Limited Chairman, Cheung Kong (Holdings) Limited

LI Tzar Kuoi, Victor 7th Floor, Cheung Kong Center 2 Queen’s Road Central Hong Kong	Hong Kong

Deputy Chairman and Executive Director,

Hutchison Whampoa Limited

Managing Director and Deputy Chairman,

Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure

Holdings Limited[2]

Chairman, CK Life Sciences Int’l.,

(Holdings) Inc.[12]

Co-Chairman, Husky Energy Inc.[7]

Executive Director, Hongkong Electric

Holdings Limited[3]

Director, The Hongkong and Shanghai

Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

FOK Kin-ning, Canning	British

Group Managing Director and Executive

Director, Hutchison Whampoa Limited

Chairman, Hutchison Telecommunications

International Limited[10]

Chairman, Hutchison Global Communications

Holdings Limited[11]

Chairman, Hutchison Telecommunications

(Australia) Limited[4]

Chairman, Partner Communications

Company Ltd.[5]

Chairman, Hutchison Harbour Ring

Limited[8]

Co-Chairman, Husky Energy Inc.[7]

Deputy Chairman, Cheung Kong

Infrastructure Holdings Limited[2]

Deputy Chairman, Hongkong Electric

Holdings Limited[3]

Non-executive Director, Cheung Kong

(Holdings) Limited

CHOW WOO Mo Fong, Susan	British

Deputy Group Managing Director and

Executive Director, Hutchison Whampoa

Limited

Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Executive Director, Hutchison Global

Communications Holdings Limited[11]

Executive Director, Hutchison Harbour Ring

Limited[8]

Director, Hongkong Electric Holdings

Limited[3]

Director, Partner Communications

Company Ltd.[5]

Non-executive Director, Hutchison

Telecommunications International Limited[10]

Non-executive Director, TOM Group Limited[6]

Director, Hutchison Telecommunications Investment Holdings Limited

Director, New Brilliant Holdings Limited

Frank John SIXT	Canadian

Group Finance Director and Executive

Director, Hutchison Whampoa Limited

Chairman, TOM Group Limited[6]

Chairman, TOM Online Inc.[9]

Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Executive Director, Hutchison Global

Communications Holdings Limited[11]

Executive Director, Hongkong Electric

Holdings Limited[3]

Director, Hutchison Telecommunications

(Australia) Limited[4]

Director, Husky Energy Inc.[7]

Director, Partner Communications

Company Ltd.[5]

Non-executive Director, Hutchison

Telecommunications International Limited[10]

Non-executive Director, Cheung Kong

(Holdings) Limited

Director, Hutchison Telecommunications Investment Holdings Limited

Director, New Brilliant Holdings Limited

LAI Kai Ming, Dominic	Canadian

Executive Director, Hutchison Whampoa

Limited

Deputy Chairman, Hutchison Harbour

Ring Limited[8]

Deputy Chairman, Hutchison Global

Communications Holdings Limited[11]

Director, Hutchison Telecommunications

(Australia) Limited[4]

George Colin MAGNUS 7th Floor, Cheung Kong Center 2 Queen’s Road Central Hong Kong	British

Executive Director, Hutchison Whampoa

Limited

Deputy Chairman and Executive Director, Cheung Kong

(Holdings) Limited

Chairman, Hongkong Electric Holdings

Limited[3]

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

KAM Hing Lam 7th Floor, Cheung Kong Center 2 Queen’s Road Central Hong Kong	Hong Kong

Executive Director, Hutchison

Whampoa Limited

Deputy Managing Director, Cheung

Kong (Holdings) Limited

Group Managing Director, Cheung

Kong Infrastructure Holdings Limited[2]

President and Chief Executive Officer,

CK Life Sciences Int’l., (Holdings) Inc.[12]

Executive Director, Hongkong Electric

Holdings Limited[3]

Michael David KADOORIE 24th Floor, St. George’s Building, 2 Ice House Street Central, Hong Kong	British

Independent Non-executive Director,

Hutchison Whampoa Limited

Chairman, CLP Holdings Limited

(investment holding), 147 Argyle Street,

Kowloon, Hong Kong

Chairman, The Hongkong and Shanghai

Hotels, Limited (hotel catering and real

estate), 8th Floor, St. George’s Building,

2 Ice House Street, Central, Hong Kong

Chairman, Heliservices (Hong Kong)

Limited (provision of helicopter services),

2107 St. George’s Building, 2 Ice House

Street, Central, Hong Kong

Holger KLUGE 213 Thoms Bay Road, RR#3 Site 2, Box 4 Utterson, Ontario PDB 1M0 Canada	Canada

Independent Non-executive Director,

Hutchison Whampoa Limited

Director, Hutchison Telecommunications

(Australia) Limited[4]

Independent Non-executive Director, Husky Energy

Inc.[7]

Independent Non-executive Director,

Hongkong Electric Holdings Limited[3]

Non-executive Director, TOM Group Limited[6]

Simon MURRAY Suite 3601, Cheung Kong Center 2 Queen’s Road Central Hong Kong	British

Independent Non-executive Director,

Hutchison Whampoa Limited

Chairman, General Enterprise Management

Services Limited (investment fund),

Suite 3601, Cheung Kong Center

2 Queen’s Road Central

Hong Kong

Independent Non-executive Director,

Cheung Kong (Holdings) Limited

OR Ching Fai, Raymond 83 Des Voeux Road Central Hong Kong	British

Independent Non-executive Director,

Hutchison Whampoa Limited

Director, The Hongkong and

Shanghai Banking Corporation Limited

(banking), 1 Queen’s Road Central,

Hong Kong

Vice Chairman and Chief Executive,

Hang Seng Bank Limited (banking), 83 Des Voeux Road Central, Hong Kong

William SHURNIAK Limerick, Saskatchewan Canada S0H 2P0	Canadian

Non-executive Director, Hutchison

Whampoa Limited

Co-Chairman, ETSA Utilities (operation of

electricity distribution network in

Australia), 1 Anzac Highway, Keswick,

South Australia 5035, Australia

Co-Chairman, Powercor Australia Ltd.

(operation of electricity distribution

network in Australia), Level 9, 40 Market

Street, Melbourne, Victoria 3000,

Australia

Co-Chairman, CitiPower Pty Ltd. (operation of

electricity distribution network in

Australia) Level 9, 40 Market

Street, Melbourne, Victoria 3000,

Australia

Deputy Chairman, Husky Energy Inc.[7]

WONG Chung Hin 1225 Prince’s Building 10 Chater Road Hong Kong	British	Independent Non-executive Director, Hutchison Whampoa Limited Director, The Bank of East Asia, Limited (banking), No. 10 Des Voeux Road Central, Hong Kong Director, Hongkong Electric Holdings Limited[3]

SCHEDULE II

Executive Officers and Directors of

Hutchison Telecommunications Investment Holdings Limited

As of June 23, 2005

Name and Business Address1a	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
CHOW WOO Mo Fong, Susan	British

Director, Hutchison Telecommunications Investment Holdings Limited

Deputy Group Managing Director and

Executive Director, Hutchison Whampoa

Limited

Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Executive Director, Hutchison Global

Communications Holdings Limited[11]

Executive Director, Hutchison Harbour Ring

Limited[8]

Director, Hongkong Electric Holdings

Limited[3]

Director, Partner Communications

Company Ltd.[5]

Non-executive Director, Hutchison

Telecommunications International Limited[10]

Non-executive Director, TOM Group Limited[6]

Director, New Brilliant Holdings Limited

Frank John SIXT	Canadian

Director, Hutchison Telecommunications Investment Holdings Limited

Group Finance Director and Executive

Director, Hutchison Whampoa Limited

Chairman, TOM Group Limited[6]

Chairman, TOM Online Inc.[9]

Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Executive Director, Hutchison Global

Communications Holdings Limited[11]

Executive Director, Hongkong Electric

Holdings Limited[3]

Director, Hutchison Telecommunications

(Australia) Limited[4]

Director, Husky Energy Inc.[7]

Director, Partner Communications

Company Ltd.[5]

Non-executive Director, Hutchison

Telecommunications International Limited[10]

Non-executive Director, Cheung Kong

(Holdings) Limited

Director, New Brilliant Holdings Limited

HO Wai Leung, Edmond Hutchison House 5 Hester Road London SW11 4AN United Kingdom	British

Director, Hutchison Telecommunications Investment Holdings Limited

Director, Hutchison Whampoa (Europe) Limited

(consultancy services), Hutchison House,

5 Hester Road, London SW11 4AN, United Kingdom

Director, Hutchison Whampoa (UK) Limited (investment holding),

Hutchison House, 5 Hester Road, London SW11 4AN,

United Kingdom

Director, Hutchison Whampoa Properties (Europe) Limited

(project management), Hutchison House, 5 Hester Road,

London SW11 4AN, United Kingdom

Director, New Brilliant Holdings Limited

SNG Cheng Khoong, Robin 5000D #12-14 Marine Parade Road, Singapore 449287	Singaporean	Director, Hutchison Telecommunications Investment Holdings Limited Director, New Brilliant Holdings Limited

CHAN Waichi, Richard 7 rue du Marche aux Herbes L-1728 Luxembourg	American

Director, Hutchison Telecommunications Investment Holdings Limited

Director, Hutchison Whampoa Europe Investments S.a r.l.

(investment holding), 7 rue du Marche aux Herbes,

L-1728 Luxembourg

Director, New Brilliant Holdings Limited

SCHEDULE III

Executive Officers and Directors of

New Brilliant Holdings Limited

As of June 23, 2005

Name and Business Address1a	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
CHOW WOO Mo Fong, Susan	British

Director, New Brilliant Holdings Limited

Deputy Group Managing Director and

Executive Director, Hutchison Whampoa

Limited

Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Executive Director, Hutchison Global

Communications Holdings Limited[11]

Executive Director, Hutchison Harbour Ring

Limited[8]

Director, Hongkong Electric Holdings

Limited[3]

Director, Partner Communications

Company Ltd.[5]

Non-executive Director, Hutchison

Telecommunications International Limited[10]

Non-executive Director, TOM Group Limited[6]

Director, Hutchison Telecommunications Investment Holdings Limited

Frank John SIXT	Canadian

Director, New Brilliant Holdings Limited

Group Finance Director and Executive

Director, Hutchison Whampoa Limited

Chairman, TOM Group Limited[6]

Chairman, TOM Online Inc.[9]

Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Executive Director, Hutchison Global

Communications Holdings Limited[11]

Executive Director, Hongkong Electric

Holdings Limited[3]

Director, Hutchison Telecommunications

(Australia) Limited[4]

Director, Husky Energy Inc.[7]

Director, Partner Communications

Company Ltd.[5]

Non-executive Director, Hutchison

Telecommunications International Limited[10]

Non-executive Director, Cheung Kong

(Holdings) Limited

Director, Hutchison Telecommunications Investment Holdings Limited

HO Wai Leung, Edmond Hutchison House 5 Hester Road London SW11 4AN United Kingdom	British

Director, New Brilliant Holdings Limited

Director, Hutchison Whampoa (Europe) Limited

(consultancy services), Hutchison House,

5 Hester Road, London SW11 4AN, United Kingdom

Director, Hutchison Whampoa (UK) Limited (investment holding),

Hutchison House, 5 Hester Road, London SW11 4AN,

United Kingdom

Director, Hutchison Whampoa Properties (Europe) Limited

(project management), Hutchison House, 5 Hester Road,

London SW11 4AN, United Kingdom

Director, Hutchison Telecommunications Investment Holdings Limited

SNG Cheng Khoong, Robin 5000D #12-14 Marine Parade Road, Singapore 449287	Singaporean	Director, New Brilliant Holdings Limited Director, Hutchison Telecommunications Investment Holdings Limited

CHAN Waichi, Richard 7 rue du Marche aux Herbes L-1728 Luxembourg	American

Director, New Brilliant Holdings Limited

Director, Hutchison Whampoa Europe Investments S.a r.l.

(investment holding), 7 rue du Marche aux Herbes,

L-1728 Luxembourg

Director, Hutchison Telecommunications Investment Holdings Limited

SCHEDULE IV

Executive Officers and Directors of

Cheung Kong (Holdings) Limited

As of June 23, 2005

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Ka-shing	Hong Kong	Chairman, Cheung Kong (Holdings) Limited Chairman, Hutchison Whampoa Limited

LI Tzar Kuoi, Victor	Hong Kong

Managing Director and Deputy Chairman,

Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l., (Holdings) Inc.[12]

Deputy Chairman and Executive Director,

Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[7]

Executive Director, Hongkong Electric Holdings Limited[3] Director, The Hongkong and Shanghai Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

George Colin MAGNUS	British

Deputy Chairman and Executive Director, Cheung Kong (Holdings) Limited

Chairman, Hongkong Electric Holdings Limited[3]

Deputy Chairman and Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Executive Director, Hutchison Whampoa Limited

KAM Hing Lam	Hong Kong

Deputy Managing Director, Cheung Kong (Holdings) Limited

Group Managing Director, Cheung Kong Infrastructure Holdings Limited[2]

President and Chief Executive Officer,

CK Life Sciences Int’l., (Holdings) Inc.[12]

Executive Director, Hutchison Whampoa Limited

Executive Director, Hongkong Electric Holdings Limited[3]

CHUNG Sun Keung, Davy	Hong Kong	Executive Director, Cheung Kong (Holdings) Limited

IP Tak Chuen, Edmond	British

Executive Director, Cheung Kong (Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.[12]

Non-executive Director, TOM Group Limited[6]

PAU Yee Wan, Ezra	Hong Kong	Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Executive Director, Cheung Kong (Holdings) Limited

CHIU Kwok Hung, Justin	Canadian	Executive Director, Cheung Kong (Holdings) Limited

LEUNG Siu Hon 502 Aon China Building 29 Queen’s Road Central Hong Kong	British	Non-executive Director, Cheung Kong (Holdings) Limited Consultant, Messrs. S.H. Leung and Co. (solicitors’ firm), 502 Aon China Building, 29 Queen’s Road Central, Hong Kong

FOK Kin-ning, Canning 22nd Floor, Hutchison House 10 Harcourt Road Hong Kong	British

Non-executive Director, Cheung Kong (Holdings) Limited Group Managing Director, Hutchison Whampoa Limited

Chairman, Hutchison Telecommunications International Limited[10]

Chairman, Hutchison Global Communications Holdings Limited[11]

Chairman, Hutchison Telecommunications (Australia) Limited[4]

Chairman, Partner Communications Company Ltd.[5]

Chairman, Hutchison Harbour Ring Limited[8]

Co-Chairman, Husky Energy Inc.[7]

Deputy Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Deputy Chairman, Hongkong Electric Holdings Limited[3]

Frank John SIXT 22nd Floor, Hutchison House 10 Harcourt Road Hong Kong	Canadian

Non-executive Director, Cheung Kong (Holdings) Limited Group Finance Director, Hutchison Whampoa Limited

Chairman, TOM Group Limited[6]

Chairman, TOM Online Inc.[9]

Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Executive Director, Hutchison Global Communications Holdings Limited[11]

Executive Director, Hongkong Electric Holdings Limited[3]

Director, Hutchison Telecommunications (Australia) Limited[4]

Director, Husky Energy Inc.[7]

Director, Partner Communications Company Ltd.[5]

Non-executive Director, Hutchison Telecommunications International Limited[10]

CHOW Kun Chee, Roland 602 Aon China Building 29 Queen’s Road Central Hong Kong	British	Non-executive Director, Cheung Kong (Holdings) Limited Consultant, Herbert Tsoi and Partners (solicitors’ firm), 602 Aon China Building, 29 Queen’s Road Central, Hong Kong

CHOW Nin Mow, Albert Units 3610-13 China Merchants Tower, Shun Tak Centre 168 Connaught Road Central Hong Kong	British

Independent Non-executive Director, Cheung Kong (Holdings) Limited

Chairman & Managing Director, Wah Yip (Holdings) Limited (property development and investment), Units 3610-13 China Merchants Tower, Shun Tak Centre, 168 Connaught Road Central, Hong Kong

HUNG Siu-lin, Katherine	Hong Kong	Independent Non-executive Director, Cheung Kong (Holdings) Limited

KWOK Tun-li, Stanley Suite 560, 355 Burrard Street Vancouver, British Columbia V6C 2G8, Canada	Canadian

Independent Non-executive Director, Cheung Kong (Holdings) Limited

Director, Amara International Investment Corporation (investment holdings), Suite 560, 355 Burrard Street, Vancouver, British Columbia, V6C 2G8, Canada

YEH Yuan Chang, Anthony 26th Floor, Tower A Regent Centre 63 Wo Yi Hop Road Kwai Chung Hong Kong	Hong Kong

Independent Non-executive Director, Cheung Kong (Holdings) Limited

Honorary Life President, Tai Ping Carpets International Limited (carpet manufacturing), 26th Floor, Tower A, Regent Centre, 63 Wo Yi Hop Road, Kwai Chung, Hong Kong

Simon MURRAY Suite 3601, Cheung Kong Center 2 Queen’s Road Central Hong Kong	British

Independent Non-executive Director, Cheung Kong (Holdings) Limited

Chairman, General Enterprise Management Services Limited (investment fund), Suite 3601, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong

Independent Non-Executive Director, Hutchison Whampoa Limited

WONG Yick-ming, Rosanna Room 906, Duke of Windsor Social Service Building 15 Hennessy Road Wanchai, Hong Kong	Hong Kong

Independent Non-executive Director, Cheung Kong (Holdings) Limited

Chairman, Education Commission of the Hong Kong Special Administrative Region

Executive Director, Hong Kong Federation of Youth Groups (charitable organisation), Room 906, Duke of Windsor Social Service Building, 15 Hennessy Road, Wanchai, Hong Kong Director, The Hongkong and Shanghai Banking Corporation Limited (banking), No. 1 Queen’s Road Central, Hong Kong

KWAN Chiu Yin, Robert 26/F., Wing On Centre 111 Connaught Road Central Hong Kong	British

Independent Non-executive Director,

Cheung Kong (Holdings) Limited

Independent Non-executive Director, Pak Fah Yeow International Limited (manufacture and sale of Hoe Hin Brand of products, treasury and property I investment, distribution of healthcare and household products), 7th Floor, Lippo Leighton Tower, 103, Leighton Road, Causeway Bay, Hong Kong

Independent Non-executive Director, Melco

International Development Limited (investment holding),

Penthouse 38/F, The Centrium, 60 Wyndham Street, Central,

Hong Kong

Independent Non-executive Director, Shun Tak

Holdings Limited (shipping, property, hotel, finance, restaurant and air transport), Penthouse 39/F West Tower, Shun Tak Centre, 200 Connaught Road Central, Hong Kong

Cheong Ying Chew, Henry Suite 601, 6/F., Aon China Building, 29 Queen’s Road Central, Hong Kong	British

Independent Non-executive Director, Cheung Kong (Holdings) Limited

Director, UOB Asia (Hong Kong) Limited (investment banking), Suite 601, 6/F., Aon China Building, 29 Queen’s Road Central, Hong Kong

Independent Non-executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Independent Non-executive Director, Excel Technology International Holdings Limited (investment holding),

5/F., 633 King’s Road, North Point, Hong Kong

Independent Non-executive Director, Forefront International Holdings Limited (trading of motor trucks, coaches and vehicles accessories, repair and maintenance and other motor vehicle related service and finance business, development of smart card system and investment holding), 1/F, Forefront Cyber Centre, 9 Fui Sha Wai Lane, Tong Yan San Tsuen, Yuen Long, N.T., Hong Kong

Independent Non-executive Director, TOM Group Limited[6]

Independent Non-executive Director, Hutchison Global Communications Holdings Limited[11]

Independent Non-executive Director, Jade Asia Pacific Fund Inc. (investment fund), Walkers P O Box 265 GT, Walker House, Mary Street, George Town, Grand Cayman

SCHEDULE V

Executive Officers and Directors of

Continental Realty Ltd.

As of June 23, 2005

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Contintental Realty Ltd.

Managing Director and Deputy Chairman,

Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure

Holdings Limited[2]

Chairman, CK Life Sciences Int’l.,

(Holdings) Inc.[12]

Deputy Chairman and Executive Director,

Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[7]

Executive Director, Hongkong Electric

Holdings Limited[3]

Director, The Hongkong and Shanghai

Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

George Colin MAGNUS	British

Director, Contintental Realty Ltd.

Deputy Chairman and Executive Director, Cheung Kong

(Holdings) Limited

Chairman, Hongkong Electric Holdings Limited[3]

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Executive Director, Hutchison Whampoa

Limited

IP Tak Chuen, Edmond	British

Director, Contintental Realty Ltd.

Executive Director, Cheung Kong

(Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment

Officer, CK Life Sciences Int’l.,

(Holdings) Inc.[12]

Non-executive Director, TOM Group Limited[6]

PAU Yee Wan, Ezra	Hong Kong	Director, Contintental Realty Ltd. Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Contintental Realty Ltd. Executive Director, Cheung Kong (Holdings) Limited

SCHEDULE VI

Executive Officers and Directors of

Kam Chin Investment S.A.

As of June 23, 2005

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Kam Chin Investment S.A.

Managing Director and Deputy Chairman,

Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure

Holdings Limited[2]

Chairman, CK Life Sciences Int’l.,

(Holdings) Inc.[12]

Deputy Chairman and Executive Director,

Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[7]

Executive Director, Hongkong Electric

Holdings Limited[3]

Director, The Hongkong and Shanghai

Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

George Colin MAGNUS	British

Director, Kam Chin Investment S.A.

Deputy Chairman and Executive Director, Cheung Kong

(Holdings) Limited

Chairman, Hongkong Electric Holdings Limited[3]

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Executive Director, Hutchison Whampoa

Limited

IP Tak Chuen, Edmond	British

Director, Kam Chin Investment S.A.

Executive Director, Cheung Kong

(Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment

Officer, CK Life Sciences Int’l.,

(Holdings) Inc.[12]

Non-executive Director, TOM Group

Limited[6]

PAU Yee Wan, Ezra	Hong Kong	Director, Kam Chin Investment S.A. Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Kam Chin Investment S.A. Executive Director, Cheung Kong (Holdings) Limited

SCHEDULE VII

Executive Officers and Directors of

Shining Heights Profits Limited

As of June 23, 2005

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Shining Heights Profits Limited

Managing Director and Deputy Chairman,

Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure

Holdings Limited[2]

Chairman, CK Life Sciences Int’l.,

(Holdings) Inc.[12]

Deputy Chairman and Executive Director,

Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[7]

Executive Director, Hongkong Electric

Holdings Limited[3]

Director, The Hongkong and Shanghai

Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

George Colin MAGNUS	British

Director, Shining Heights Profits Limited

Deputy Chairman and Executive Director, Cheung Kong

(Holdings) Limited

Chairman, Hongkong Electric Holdings Limited[3]

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Executive Director, Hutchison Whampoa

Limited

IP Tak Chuen, Edmond	British

Director, Shining Heights Profits Limited

Executive Director, Cheung Kong

(Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment

Officer, CK Life Sciences Int’l.,

(Holdings) Inc.[12]

Non-executive Director, TOM Group

Limited[6]

PAU Yee Wan, Ezra	Hong Kong	Director, Shining Heights Profits Limited Executive Director, Cheung Kong (Holdings) Limited

SCHEDULE VIII

Executive Officers and Directors of

White Rain Enterprises Limited

As of June 23, 2005

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, White Rain Enterprises Limited

Managing Director and Deputy Chairman,

Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure

Holdings Limited[2]

Chairman, CK Life Sciences Int’l.,

(Holdings) Inc.[12]

Deputy Chairman and Executive Director,

Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[7]

Executive Director, Hongkong Electric

Holdings Limited[3]

Director, The Hongkong and Shanghai

Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

George Colin MAGNUS	British

Director, White Rain Enterprises Limited

Deputy Chairman and Executive Director, Cheung Kong

(Holdings) Limited

Chairman, Hongkong Electric Holdings Limited[3]

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Executive Director, Hutchison Whampoa

Limited

IP Tak Chuen, Edmond	British

Director, White Rain Enterprises Limited

Executive Director, Cheung Kong

(Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment

Officer, CK Life Sciences Int’l.,

(Holdings) Inc.[12]

Non-executive Director, TOM Group

Limited[6]

PAU Yee Wan, Ezra	Hong Kong	Director, White Rain Enterprises Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, White Rain Enterprises Limited Executive Director, Cheung Kong (Holdings) Limited

SCHEDULE IX

Executive Officers and Directors of

Polycourt Limited

As of June 23, 2005

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Polycourt Limited

Managing Director and Deputy Chairman,

Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure

Holdings Limited[2]

Chairman, CK Life Sciences Int’l.,

(Holdings) Inc.[12]

Deputy Chairman and Executive Director,

Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[7]

Executive Director, Hongkong Electric

Holdings Limited[3]

Director, The Hongkong and Shanghai

Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

George Colin MAGNUS	British

Director, Polycourt Limited

Deputy Chairman and Executive Director, Cheung Kong

(Holdings) Limited

Chairman, Hongkong Electric Holdings

Limited[3]

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Executive Director, Hutchison Whampoa

Limited

IP Tak Chuen, Edmond	British

Director, Polycourt Limited

Executive Director, Cheung Kong

(Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment

Officer, CK Life Sciences Int’l.,

(Holdings) Inc.[12]

Non-executive Director, TOM Group

Limited[6]

PAU Yee Wan, Ezra	Hong Kong	Director, Polycourt Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Polycourt Limited Executive Director, Cheung Kong (Holdings) Limited

SCHEDULE X

Executive Officers and Directors of

Richland Realty Limited

As of June 23, 2005

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Richland Realty Limited

Managing Director and Deputy Chairman,

Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure

Holdings Limited[2]

Chairman, CK Life Sciences Int’l.,

(Holdings) Inc.[12]

Deputy Chairman and Executive Director,

Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[7]

Executive Director, Hongkong Electric

Holdings Limited[3]

Director, The Hongkong and Shanghai

Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

George Colin MAGNUS	British

Director, Richland Realty Limited

Deputy Chairman and Executive Director, Cheung Kong

(Holdings) Limited

Chairman, Hongkong Electric Holdings Limited[3]

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Executive Director, Hutchison Whampoa Limited

IP Tak Chuen, Edmond	British

Director, Richland Realty Limited

Executive Director, Cheung Kong

(Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment

Officer, CK Life Sciences Int’l.,

(Holdings) Inc.[12]

Non-executive Director, TOM Group Limited[6]

PAU Yee Wan, Ezra	Hong Kong	Director, Richland Realty Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Richland Realty Limited Executive Director, Cheung Kong (Holdings) Limited

SCHEDULE XI

Executive Officers and Directors of

Top Win Investment Limited

As of June 23, 2005

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Top Win Investment Limited

Managing Director and Deputy Chairman,

Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure

Holdings Limited[2]

Chairman, CK Life Sciences Int’l.,

(Holdings) Inc.[12]

Deputy Chairman and Executive Director,

Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[7]

Executive Director, Hongkong Electric

Holdings Limited[3]

Director, The Hongkong and Shanghai

Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

George Colin MAGNUS	British

Director, Top Win Investment Limited

Deputy Chairman and Executive Director, Cheung Kong

(Holdings) Limited

Chairman, Hongkong Electric Holdings Limited[3]

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Executive Director, Hutchison Whampoa Limited

IP Tak Chuen, Edmond	British

Director, Top Win Investment Limited

Executive Director, Cheung Kong

(Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment

Officer, CK Life Sciences Int’l.,

(Holdings) Inc.[12]

Non-executive Director, TOM Group Limited[6]

PAU Yee Wan, Ezra	Hong Kong	Director, Top Win Investment Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Top Win Investment Limited Executive Director, Cheung Kong (Holdings) Limited

SCHEDULE XII

Executive Officers and Directors of

Haldaner Limited

As of June 23, 2005

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Haldaner Limited

Managing Director and Deputy Chairman,

Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure

Holdings Limited[2]

Chairman, CK Life Sciences Int’l.,

(Holdings) Inc.[12]

Deputy Chairman and Executive Director,

Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[7]

Executive Director, Hongkong Electric

Holdings Limited[3]

Director, The Hongkong and Shanghai

Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

George Colin MAGNUS	British

Director, Haldaner Limited

Deputy Chairman and Executive Director, Cheung Kong

(Holdings) Limited

Chairman, Hongkong Electric Holdings Limited[3]

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Executive Director, Hutchison Whampoa Limited

IP Tak Chuen, Edmond	British

Director, Haldaner Limited

Executive Director, Cheung Kong

(Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment

Officer, CK Life Sciences Int’l.,

(Holdings) Inc.[12]

Non-executive Director, TOM Group Limited[6]

PAU Yee Wan, Ezra	Hong Kong	Director, Haldaner Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Haldaner Limited Executive Director, Cheung Kong (Holdings) Limited

SCHEDULE XIII

Executive Officers and Directors of

Winbo Power Limited

As of June 23, 2005

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Winbo Power Limited

Managing Director and Deputy Chairman,

Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure

Holdings Limited[2]

Chairman, CK Life Sciences Int’l.,

(Holdings) Inc.[12]

Deputy Chairman and Executive Director,

Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[7]

Executive Director, Hongkong Electric

Holdings Limited[3]

Director, The Hongkong and Shanghai

Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

George Colin MAGNUS	British

Director, Winbo Power Limited

Deputy Chairman and Executive Director, Cheung Kong

(Holdings) Limited

Chairman, Hongkong Electric Holdings Limited[3]

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Executive Director, Hutchison Whampoa Limited

IP Tak Chuen, Edmond	British

Director, Winbo Power Limited

Executive Director, Cheung Kong

(Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment

Officer, CK Life Sciences Int’l.,

(Holdings) Inc.[12]

Non-executive Director, TOM Group Limited[6]

PAU Yee Wan, Ezra	Hong Kong	Director, Winbo Power Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Winbo Power Limited Executive Director, Cheung Kong (Holdings) Limited

SCHEDULE XIV

Executive Officers and Directors of

Good Energy Limited

As of June 23, 2005

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Good Energy Limited

Managing Director and Deputy Chairman,

Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure

Holdings Limited[2]

Chairman, CK Life Sciences Int’l.,

(Holdings) Inc.[12]

Deputy Chairman and Executive Director,

Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[7]

Executive Director, Hongkong Electric

Holdings Limited[3]

Director, The Hongkong and Shanghai

Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

George Colin MAGNUS	British

Director, Good Energy Limited

Deputy Chairman and Executive Director, Cheung Kong

(Holdings) Limited

Chairman, Hongkong Electric Holdings Limited[3]

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Executive Director, Hutchison Whampoa

Limited

IP Tak Chuen, Edmond	British

Director, Good Energy Limited

Executive Director, Cheung Kong

(Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment

Officer, CK Life Sciences Int’l.,

(Holdings) Inc.[12]

Non-executive Director, TOM Group

Limited[6]

PAU Yee Wan, Ezra	Hong Kong	Director, Good Energy Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Good Energy Limited Executive Director, Cheung Kong (Holdings) Limited

SCHEDULE XV

Executive Officers and Directors of

Oriental Time Investment Limited

As of June 23, 2005

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Oriental Time Investment Limited

Managing Director and Deputy Chairman,

Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure

Holdings Limited[2]

Chairman, CK Life Sciences Int’l.,

(Holdings) Inc.[12]

Deputy Chairman and Executive Director,

Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[7]

Executive Director, Hongkong Electric

Holdings Limited[3]

Director, The Hongkong and Shanghai

Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

George Colin MAGNUS	British

Director, Oriental Time Investment Limited

Deputy Chairman and Executive Director, Cheung Kong

(Holdings) Limited

Chairman, Hongkong Electric Holdings Limited[3]

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Executive Director, Hutchison Whampoa

Limited

IP Tak Chuen, Edmond	British

Director, Oriental Time Investment Limited

Executive Director, Cheung Kong

(Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment

Officer, CK Life Sciences Int’l.,

(Holdings) Inc.[12]

Non-executive Director, TOM Group Limited[6]

PAU Yee Wan, Ezra	Hong Kong	Director, Oriental Time Investment Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Oriental Time Investment Limited Executive Director, Cheung Kong (Holdings) Limited

SCHEDULE XVI

Executive Officers and Directors of

Well Karin Limited

As of June 23, 2005

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Well Karin Limited

Managing Director and Deputy Chairman,

Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure

Holdings Limited[2]

Chairman, CK Life Sciences Int’l.,

(Holdings) Inc.[12]

Deputy Chairman and Executive Director,

Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[7]

Executive Director, Hongkong Electric

Holdings Limited[3]

Director, The Hongkong and Shanghai

Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

George Colin MAGNUS	British

Director, Well Karin Limited

Deputy Chairman and Executive Director, Cheung Kong

(Holdings) Limited

Chairman, Hongkong Electric Holdings Limited[3]

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Executive Director, Hutchison Whampoa Limited

IP Tak Chuen, Edmond	British

Director, Well Karin Limited

Executive Director, Cheung Kong

(Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment

Officer, CK Life Sciences Int’l.,

(Holdings) Inc.[12]

Non-executive Director, TOM Group Limited[6]

PAU Yee Wan, Ezra	Hong Kong	Director, Well Karin Limited Executive Director, Cheung Kong (Holdings) Limited

SCHEDULE XVII

Executive Officers and Directors of

Fumanda Limited

As of June 23, 2005

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Fumanda Limited

Managing Director and Deputy Chairman,

Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure

Holdings Limited[2]

Chairman, CK Life Sciences Int’l.,

(Holdings) Inc.[12]

Deputy Chairman and Executive Director,

Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[7]

Executive Director, Hongkong Electric

Holdings Limited[3]

Director, The Hongkong and Shanghai

Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

George Colin MAGNUS	British

Director, Fumanda Limited

Deputy Chairman and Executive Director, Cheung Kong

(Holdings) Limited

Chairman, Hongkong Electric Holdings Limited[3]

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Executive Director, Hutchison Whampoa Limited

KAM Hing Lam	Hong Kong

Director, Fumanda Limited

Deputy Managing Director, Cheung

Kong (Holdings) Limited

Group Managing Director, Cheung

Kong Infrastructure Holdings Limited[2]

President and Chief Executive Officer,

CK Life Sciences Int’l., (Holdings) Inc.[12]

Executive Director, Hutchison

Whampoa Limited

Executive Director, Hongkong Electric

Holdings Limited[3]

IP Tak Chuen, Edmond	British

Director, Fumanda Limited

Executive Director, Cheung Kong

(Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment

Officer, CK Life Sciences Int’l.,

(Holdings) Inc.[12]

Non-executive Director, TOM Group Limited[6]

PAU Yee Wan, Ezra	Hong Kong	Director, Fumanda Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Fumanda Limited Executive Director, Cheung Kong (Holdings) Limited

SCHEDULE XVIII

Executive Officers and Directors of

Harvestime Holdings Limited

As of June 23, 2005

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Harvestime Holdings Limited

Managing Director and Deputy Chairman,

Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure

Holdings Limited[2]

Chairman, CK Life Sciences Int’l.,

(Holdings) Inc.[12]

Deputy Chairman and Executive Director,

Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[7]

Executive Director, Hongkong Electric

Holdings Limited[3]

Director, The Hongkong and Shanghai

Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

George Colin MAGNUS	British

Director, Harvestime Holdings Limited

Deputy Chairman and Executive Director, Cheung Kong

(Holdings) Limited

Chairman, Hongkong Electric Holdings Limited[3]

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Executive Director, Hutchison Whampoa Limited

IP Tak Chuen, Edmond	British

Director, Harvestime Holdings Limited

Executive Director, Cheung Kong

(Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment

Officer, CK Life Sciences Int’l.,

(Holdings) Inc.[12]

Non-executive Director, TOM Group Limited[6]

PAU Yee Wan, Ezra	Hong Kong	Director, Harvestime Holdings Limited Executive Director, Cheung Kong (Holdings) Limited

SCHEDULE XIX

Executive Officers and Directors of

Harrowgate Investments Limited

As of June 23, 2005

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Harrowgate Investments Limited

Managing Director and Deputy Chairman,

Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure

Holdings Limited[2]

Chairman, CK Life Sciences Int’l.,

(Holdings) Inc.[12]

Deputy Chairman and Executive Director,

Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[7]

Executive Director, Hongkong Electric

Holdings Limited[3]

Director, The Hongkong and Shanghai

Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

George Colin MAGNUS	British

Director, Harrowgate Investments Limited

Deputy Chairman and Executive Director, Cheung Kong

(Holdings) Limited

Chairman, Hongkong Electric Holdings Limited[3]

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Executive Director, Hutchison Whampoa Limited

IP Tak Chuen, Edmond	British

Director, Harrowgate Investments Limited

Executive Director, Cheung Kong

(Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment

Officer, CK Life Sciences Int’l.,

(Holdings) Inc.[12]

Non-executive Director, TOM Group Limited[6]

PAU Yee Wan, Ezra	Hong Kong	Director, Harrowgate Investments Limited Executive Director, Cheung Kong (Holdings) Limited

SCHEDULE XX

Executive Officers and Directors of

Hislop Resources Limited

As of June 23, 2005

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Hislop Resources Limited

Managing Director and Deputy Chairman,

Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure

Holdings Limited[2]

Chairman, CK Life Sciences Int’l.,

(Holdings) Inc.[12]

Deputy Chairman and Executive Director,

Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[7]

Executive Director, Hongkong Electric

Holdings Limited[3]

Director, The Hongkong and Shanghai

Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

George Colin MAGNUS	British

Director, Hislop Resources Limited

Deputy Chairman and Executive Director, Cheung Kong

(Holdings) Limited

Chairman, Hongkong Electric Holdings Limited[3]

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Executive Director, Hutchison Whampoa Limited

IP Tak Chuen, Edmond	British

Director, Hislop Resources Limited

Executive Director, Cheung Kong

(Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment

Officer, CK Life Sciences Int’l.,

(Holdings) Inc.[12]

Non-executive Director, TOM Group

Limited[6]

PAU Yee Wan, Ezra	Hong Kong	Director, Hislop Resources Limited Executive Director, Cheung Kong (Holdings) Limited

SCHEDULE XXI

Executive Officers and Directors of

Mirabole Limited

As of June 23, 2005

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Mirabole Limited

Managing Director and Deputy Chairman,

Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure

Holdings Limited[2]

Chairman, CK Life Sciences Int’l.,

(Holdings) Inc.[12]

Deputy Chairman and Executive Director,

Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[7]

Executive Director, Hongkong Electric

Holdings Limited[3]

Director, The Hongkong and Shanghai

Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

KAM Hing Lam	Hong Kong

Director, Mirabole Limited

Deputy Managing Director, Cheung

Kong (Holdings) Limited

Group Managing Director, Cheung

Kong Infrastructure Holdings Limited[2]

President and Chief Executive Officer,

CK Life Sciences Int’l., (Holdings) Inc.[12]

Executive Director, Hutchison

Whampoa Limited

Executive Director, Hongkong Electric

Holdings Limited[3]

George Colin MAGNUS	British

Director, Mirabole Limited

Deputy Chairman and Executive Director, Cheung Kong

(Holdings) Limited

Chairman, Hongkong Electric Holdings Limited[3]

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Executive Director, Hutchison Whampoa Limited

IP Tak Chuen, Edmond	British

Director, Mirabole Limited

Executive Director, Cheung Kong

(Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment

Officer, CK Life Sciences Int’l.,

(Holdings) Inc.[12]

Non-executive Director, TOM Group

Limited[6]

PAU Yee Wan, Ezra	Hong Kong	Director, Mirabole Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Mirabole Limited Executive Director, Cheung Kong (Holdings) Limited

SCHEDULE XXII

Executive Officers and Directors of

Wealth Pleasure Limited

As of June 23, 2005

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Wealth Pleasure Limited

Managing Director and Deputy Chairman,

Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure

Holdings Limited[2]

Chairman, CK Life Sciences Int’l.,

(Holdings) Inc.[12]

Deputy Chairman and Executive Director,

Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[7]

Executive Director, Hongkong Electric

Holdings Limited[3]

Director, The Hongkong and Shanghai

Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

George Colin MAGNUS	British

Director, Wealth Pleasure Limited

Deputy Chairman and Executive Director, Cheung Kong

(Holdings) Limited

Chairman, Hongkong Electric Holdings Limited[3]

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Executive Director, Hutchison Whampoa Limited

IP Tak Chuen, Edmond	British

Director, Wealth Pleasure Limited

Executive Director, Cheung Kong

(Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment

Officer, CK Life Sciences Int’l.,

(Holdings) Inc.[12]

Non-executive Director, TOM Group Limited[6]

WOO Chia Ching, Grace	U.S.A.	Director, Wealth Pleasure Limited Executive Director, Cheung Kong (Holdings) Limited

SCHEDULE XXIII

Executive Officers and Directors of

Guidefield Limited

As of June 23, 2005

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Guidefield Limited

Managing Director and Deputy Chairman,

Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure

Holdings Limited[2]

Chairman, CK Life Sciences Int’l.,

(Holdings) Inc.[12]

Deputy Chairman and Executive Director,

Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[7]

Executive Director, Hongkong Electric

Holdings Limited[3]

Director, The Hongkong and Shanghai

Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

George Colin MAGNUS	British

Director, Guidefield Limited

Deputy Chairman and Executive Director, Cheung Kong

(Holdings) Limited

Chairman, Hongkong Electric Holdings Limited[3]

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Executive Director, Hutchison Whampoa Limited

IP Tak Chuen, Edmond	British

Director, Guidefield Limited

Executive Director, Cheung Kong

(Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment

Officer, CK Life Sciences Int’l.,

(Holdings) Inc.[12]

Non-executive Director, TOM Group

Limited[6]

PAU Yee Wan, Ezra	Hong Kong	Director, Guidefield Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Guidefield Limited Executive Director, Cheung Kong (Holdings) Limited

SCHEDULE XXIV

Executive Officers and Directors of

Hey Darley Limited

As of June 23, 2005

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Hey Darley Limited

Managing Director and Deputy Chairman,

Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure

Holdings Limited[2]

Chairman, CK Life Sciences Int’l.,

(Holdings) Inc.[12]

Deputy Chairman and Executive Director,

Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[7]

Executive Director, Hongkong Electric

Holdings Limited[3]

Director, The Hongkong and Shanghai

Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

KAM Hing Lam	Hong Kong

Director, Hey Darley Limited

Deputy Managing Director, Cheung

Kong (Holdings) Limited

Group Managing Director, Cheung

Kong Infrastructure Holdings Limited[2]

President and Chief Executive Officer,

CK Life Sciences Int’l., (Holdings) Inc.[12]

Executive Director, Hutchison

Whampoa Limited

Executive Director, Hongkong Electric

Holdings Limited[3]

George Colin MAGNUS	British

Director, Hey Darley Limited

Deputy Chairman and Executive Director, Cheung Kong

(Holdings) Limited

Chairman, Hongkong Electric Holdings Limited[3]

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Executive Director, Hutchison Whampoa Limited

IP Tak Chuen, Edmond	British

Director, Hey Darley Limited

Executive Director, Cheung Kong

(Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment

Officer, CK Life Sciences Int’l.,

(Holdings) Inc.[12]

Non-executive Director, TOM Group Limited[6]

PAU Yee Wan, Ezra	Hong Kong	Director, Hey Darley Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Hey Darley Limited Executive Director, Cheung Kong (Holdings) Limited

Notes:-

1a.	Unless otherwise indicated, the business address of each of the named persons is 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong.
1b.	Unless otherwise indicated, the business address of each of the named persons is 7th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong.
2.	The principal business address of Cheung Kong Infrastructure Holdings Limited is 12th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong. The principal business of Cheung Kong Infrastructure Holdings Limited is the development, investment and operation of infrastructure businesses in Hong Kong, the PRC, Australia and United Kingdom.
3.	The principal business address of Hongkong Electric Holdings Limited is 44 Kennedy Road, Hong Kong. The principal business of Hongkong Electric Holdings Limited is generation and supply of electricity.
4.	The principal business address of Hutchison Telecommunications (Australia) Limited is Building A, 207 Pacific Highway, St. Leonards NSW 2065, Sydney, Australia. The principal business of Hutchison Telecommunications (Australia) Limited is telecommunications.
5.	The principal business address of Partner Communications Company Ltd. is 8 Amal Street, Afeq Industrial Park, Rosh Ha’ayin 48103, Israel. The principal business of Partner Communications Company Ltd. is cellular mobile telephone services.
6.	The principal business address of TOM Group Limited is 48/F., The Center, 99 Queen’s Road Central, Hong Kong. The principal business of TOM Group Limited is the development of software and computer network systems and provision of related services, events production and the operation of an Internet portal delivering Internet infotainment, contents and services.
7.	The principal business address of Husky Energy Inc. is 707-8th Avenue S.W., Box 6525 Station D, Calgary, Alberta, Canada, T2P 3G7. The principal business of Husky Energy Inc. is investment in oil and gas.
8.	The principal business address of Hutchison Harbour Ring Limited is 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong. The principal business of Hutchison Harbour Ring Limited is the manufacturing and trading of toys, property investments and the Internet B2B businesses.
9.	The principal business address of TOM Online Inc. is 48/F., The Center, 99 Queen’s Road Central, Hong Kong. The principal business of TOM Online Inc. is an internet company in the PRC providing value-added multimedia products and services.
10.	The principal business address of Hutchison Telecommunications International Limited is 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong. The principal business of Hutchison Telecommunications International Limited is engage in providing mobile and fixed-line telecommunications services, including broadband data services, multimedia services and mobile and fixed-line Internet services and Intranet services.
11.	The principal business address of Hutchison Global Communications Holdings Limited is 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong. The principal business of Hutchison Global Communications Holdings Limited are fixed network services, data centre operations, powerline-broadband service and IT solutions.
12.	The principal business address of CK Life Sciences Int’l., (Holdings) Inc. is 7th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong. The principal business of CK Life Sciences Int’l., (Holdings) Inc. is investment holding, research and development, commercialization, marketing and sale of biotechnology products as well as investments in financial instruments/products.